UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DATTO HOLDING CORP.

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Dear Fellow Shareholders,

We are pleased to invite you to attend our first Annual Meeting of Shareholders of Datto Holding Corp. (“Datto” or the “Company”) to be held on Thursday, May 27, 2021, at 11:00 a.m. (ET). This year’s Annual Meeting will be conducted virtually, via live audio webcast. Protecting the health and well-being of the attendees (employees, shareholders and the general public) is our top priority. In light of the recommendations issued by the CDC against public gatherings to limit the spread of COVID-19, we believe a virtual only meeting for this year is advisable. You will be able to attend the meeting online by visiting https://web.lumiagm.com/210802632 and entering the meeting password, which is datto2021. You will be able to submit questions and vote your shares electronically during the meeting by logging in using the 11-digit control number included on your proxy card or on the voting instruction form accompanying these proxy materials.

The Annual Meeting will be conducted for the following purposes, which are more fully described in the accompanying proxy statement:

1.

to elect three nominees identified in the accompanying proxy statement to serve as Class I directors, as recommended by the Compensation and Nominating Committee of the Board of Directors of Datto (the “Board”);

2.	to approve, by an advisory vote, to retain the classified structure of the Board;

3.	to approve, by an advisory vote, to retain the supermajority voting standards in Datto’s Third Amended and Restated Certificate of Incorporation and Datto’s Amended and Restated Bylaws;

4.	to approve the Datto Holding Corp. 2021 Employee Stock Purchase Plan;

5.	to ratify the appointment of Ernst & Young LLP as Datto’s independent registered public accounting firm for the year ending December 31, 2021; and

6.	to transact other business as may properly come before the meeting or any adjournment of the meeting.

Our Board has set the record date as April 20, 2021. Only shareholders that owned Datto common stock at the close of business on that day are entitled to notice of and may vote at this meeting or any adjournment of the meeting. A list of Datto’s shareholders of record will be available for examination by any shareholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to May 27, 2021 at our corporate headquarters located at 101 Merritt 7, Norwalk CT 06851, and on the date of the meeting, on the virtual platform for the Annual Meeting at https://web.lumiagm.com/210802632.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote. You may vote by proxy over the Internet or by mail by following the instructions on the proxy card. Voting by proxy will ensure your representation at the virtual Annual Meeting regardless of whether you attend.

Sincerely,

TIM WELLER

CHIEF EXECUTIVE OFFICER

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

The 2021 annual meeting of shareholders of Datto Holding Corp. will be conducted virtually, via live audio webcast at https://web.lumiagm.com/210802632 on Thursday, May 27, 2021, at 11:00 a.m. (ET) for the following purposes:

1.	to elect three nominees identified in the accompanying proxy statement to serve as Class I directors, as recommended by the Compensation and Nominating Committee of the Board;

2.	to approve, by an advisory vote, to retain the classified structure of the Board;

3.	to approve, by an advisory vote, to retain the supermajority voting standards in Datto’s Third Amended and Restated Certificate of Incorporation and Datto’s Amended and Restated Bylaws;

4.	to approve the Datto Holding Corp. 2021 Employee Stock Purchase Plan;

5.	to ratify the appointment of Ernst & Young LLP as Datto’s independent registered public accounting firm for the year ending December 31, 2021; and

6.	to transact other business as may properly come before the meeting or any adjournment of the meeting.

A list of shareholders entitled to vote at the meeting will be available for examination by any shareholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to May 27, 2021, at 101 Merritt 7, Norwalk, CT 06851, and on the date of the meeting, on the virtual platform for the Annual Meeting at https://web.lumiagm.com/210802632.

By Order of the Board of Directors

MICHAEL FASS

GENERAL COUNSEL AND SECRETARY

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q: Why did I receive these materials?

Datto’s Board is soliciting your proxy to vote at our 2021 Annual Meeting of Shareholders (the “Annual Meeting”) (or at any postponement or adjournment of the meeting). Shareholders who own shares of our common stock as of the record date, April 20, 2021 (the “Record Date”), are entitled to vote at the Annual Meeting. You should review these proxy materials carefully as they provide important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about Datto.

Q: Who will be entitled to vote?

Shareholders who own shares of our common stock as of the Record Date, are entitled to vote at the Annual Meeting. As of the Record Date, Datto had [●] shares of common stock outstanding. Holders of shares of common stock are entitled to one vote per share. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting.

Q: What will I be voting on?

You will be voting on:

1.	the election of three Class I directors to serve on the Board until the 2024 Annual Meeting and until their successors are duly elected and qualified;

2.	the approval, by an advisory vote, of the retention of the classified structure of the Board;

3.

the approval, by an advisory vote, of the retention of the supermajority voting standards in Datto’s Third Amended and Restated Certificate of Incorporation (our “Certificate”) and Datto’s Amended and Restated Bylaws (our “Bylaws”);

4.	the approval of the Datto Holding Corp. 2021 Employee Stock Purchase Plan;

5.	the ratification of the appointment of Ernst & Young LLP as Datto’s independent registered public accounting firm for the year ending December 31, 2021; and

6.	any other business as may properly come before the meeting or any adjournment of the meeting.

Q: How does the Board recommend I vote on these matters?

The Board recommends you vote:

1.	FOR the election of David Breach, Maneet S. Saroya and John Stalder as Class I directors;

2.	FOR the approval, by an advisory vote, of the retention of our classified Board structure;

3.	FOR the approval, by an advisory vote, of the retention of the supermajority voting standards in the Certificate and the Bylaws;

4.	FOR the approval of the Datto Holding Corp. 2021 Employee Stock Purchase Plan; and

5.	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021.

Q: How do I cast my vote?

Beneficial Shareholders. If you hold your shares in “street name” through a broker, trustee or other nominee, you are a beneficial shareholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank or other nominee for instructions on how to vote the shares you hold as a beneficial shareholder.

Registered Shareholders. If you hold shares in your own name, you are a registered shareholder and may vote during the virtual Annual Meeting at https://web.lumiagm.com/210802632. You will need to log in by entering the password for the meeting, which is datto2021, and then your unique 11-digit control number included on your proxy card or on the instructions that accompany your proxy materials. Only one person will be able to log in with that unique control number at any time. You can also vote by proxy before the Annual Meeting in the following ways:

1.	via the Internet at www.voteproxy.com; or

2.	by signing and returning a proxy card.

Proxies submitted via the Internet must be received by 11:59 p.m. (ET) on May 26, 2021.

Q: Can I access the proxy materials electronically?

Yes. Our proxy materials are available at https://investors.datto.com commencing on April 26, 2021. In addition, your proxy card or voting instruction card will contain instructions on how to instruct us to send our future proxy materials to you electronically by e-mail.

Instead of receiving future copies of our proxy statement and annual reports by mail, shareholders of record and most beneficial owners are encouraged to elect to receive an email that will provide an electronic link to these documents. Your election to receive future proxy materials by email will remain in effect until you revoke it.

Q: How may I change or revoke my proxy?

Beneficial Shareholders. Beneficial shareholders or shareholders who hold their shares in “street name” should contact their broker, trustee or nominee for instructions on how to change their proxy vote.

Registered Shareholders. Registered shareholders may change a properly executed proxy at any time before its exercise:

1. via the Internet at www.voteproxy.com;

2. by signing and returning a new proxy card; or

3. by voting at the virtual Annual Meeting.

Q: How can I attend the Annual Meeting?

The Annual Meeting is being held as a virtual only meeting this year.

Beneficial Shareholders. If you are a beneficial shareholder or a shareholder holding your shares in “street name” as of the Record Date, you must register in advance to attend the Annual Meeting. To register, you must submit proof of your “legal proxy” obtained from your bank, broker or nominee reflecting your Company holdings, along with your name and email address, to American Stock Transfer & Trust Company, LLC: (1) by email to proxy@astfinancial.com; (2) by facsimile to (718) 765-8730 or (3) by mail to American Stock Transfer & Trust Company, LLC, Attn: Proxy Tabulation Department, 6201 15th Avenue, Brooklyn, NY 11219. Obtaining a “legal proxy” may take several days and shareholders are advised to register as far in advance as possible. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., ET, on May 20, 2021. You will receive a confirmation email from American Stock Transfer & Trust Company, LLC of your registration. Once registered, you may participate in and vote at the Annual Meeting by following the instructions available on the meeting website. If you encounter any difficulty accessing the virtual meeting, please visit https://go.lumiglobal.com/faq for assistance.

Registered Shareholders. If you are a registered shareholder as of the Record Date, you may attend, vote and ask questions virtually at the meeting by logging in at https://web.lumiagm.com/210802632, entering the password for the meeting, which is datto2021, and then then providing your 11-digit control number included on your proxy card or on the voting instruction form accompanying these proxy materials.

If you are not a shareholder as of the Record Date or do not log in using your 11-digit control number or have not registered for the meeting, you may still listen to the Annual Meeting, but will not be able to ask questions or vote at the meeting.

If you are a shareholder as of the Record Date and have logged in using your 11-digit control number or have otherwise registered for the meeting, and you have questions, you may type them into the dialog box provided at any point during the meeting (until the floor is closed to questions). The audio broadcast of the Annual Meeting will be archived at https://web.lumiagm.com/210802632, password datto2021, for at least one year. Recording of the Annual Meeting by anyone other than an authorized representative of the Company will not be permitted.

Q: Why is the Annual Meeting virtual only?

In light of the recommendations issued by the CDC against public gatherings because of COVID-19, we think a virtual only meeting for this year is advisable to protect the health and well-being of the attendees (employees, directors, shareholders and the general public). We are excited to embrace the latest technology to provide ease of access, real-time communication, and cost savings for our shareholders and the Company. Hosting a virtual meeting makes it easy for our shareholders to participate from any location around the world.

Q: What is the voting requirement to approve each of the proposals, and how are the votes counted?

PROPOSAL 1 – ELECTION OF DIRECTORS

A plurality of the votes cast by the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to elect each nominee named herein. This means that the three nominees receiving the highest number of votes at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast. Abstentions and broker non-votes will not impact the election of the nominees.

ALL OTHER PROPOSALS

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve all other items. Abstentions will be counted as present and entitled to vote on the proposals and will therefore have the effect of a negative vote. We do not expect there to be any broker non-votes with respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021.

Q: When will the results of the vote be announced?

The preliminary voting results will be announced at the virtual Annual Meeting. The final voting results will be published in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) within four business days of the Annual Meeting.

Q: What is the deadline for submitting a shareholder proposal or director nomination for the 2022 Annual Meeting?

Shareholder proposals pursuant to SEC Rule 14a-8 for inclusion in Datto’s proxy statement and form of proxy for the Datto’s 2022 annual meeting of shareholders must be received by Datto at our principal executive offices at 101 Merritt 7, Norwalk, CT 06851 no later than the close of business on December 27, 2021. Shareholders wishing to make a director nomination or bring a proposal before the annual meeting to be held in 2022 (but not include it in Datto’s proxy materials) must provide written notice of such proposal to the General Counsel at Datto’s principal executive offices no later than the close of business on February 28, 2022 and not earlier than the close of business on January 27, 2022, assuming Datto does not change the date of the 2022 annual meeting of shareholders by more than 30 days before or after the anniversary of the 2021 Annual Meeting. If so, Datto will release an updated time frame for shareholder proposals. Any shareholder proposal or director nomination must comply with the other provisions of Datto’s Bylaws and be submitted in writing to the General Counsel at Datto’s principal executive offices.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of our Board, which is currently composed of nine directors. Our Certificate provides that the authorized number of directors may be changed only by resolution of our Board. Our Certificate also provides that our Board will be divided into three classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.

The following table sets forth the director class, name, age as of April 1, 2021, and other information for each member of our Board:

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
David Breach	I	54	Director	2020	2021	2024
Maneet S. Saroya	I	41	Chairman	2017	2021	2024
John Stalder	I	37	Director	2017	2021	2024
Christina Lema	II	40	Director	2020	2022
Nadeem Syed	II	54	Director	2018	2022
Tim Weller	II	55	Chief Executive Officer and Director	2019	2022
Austin McChord	III	35	Director	2017	2023
Adrian Dillon	III	67	Director	2020	2023
Marc Brown	III	56	Director	2020	2023

We believe that in order for our Board to effectively guide us to long-term sustainable, dependable performance, it should be composed of individuals with sophistication and experience in the many disciplines that impact our business. In order to best serve our shareholders, we seek to have a Board, as a whole, that is competent in key corporate disciplines, including accounting and financial acumen, business judgment, crisis management, governance, leadership, people management, risk management, social responsibility and reputational issues, strategy and strategic planning. Additionally, we desire that the Board have specific knowledge related to our industry, such as expertise in software and technology. The Compensation and Nominating Committee believes that all directors must, at a minimum, meet the criteria set forth in the Board’s Code of Ethics and the Corporate Governance Guidelines, which specify, among other things, that the Compensation and Nominating Committee will consider criteria such as independence, diversity, age, skills, and experience in the context of the needs of the Board. In addressing issues of diversity in particular, the Compensation and Nominating Committee considers a nominee’s differences in gender, ethnicity, tenure, skills and qualifications. The Compensation and Nominating Committee believes that diversity of backgrounds and viewpoints is a key attribute for a director nominee. While we do not have a formal policy on diversity, when considering the selection of director nominees, the Compensation and Nominating Committee considers individuals with diverse backgrounds, viewpoints, accomplishments, cultural background and professional expertise, among other factors. Further, our Board is committed to actively seeking highly qualified women and individuals from underrepresented minority groups to include in the pool from which new candidates are selected. The Compensation and Nominating Committee also will consider a combination of factors for each director, including (a) the nominee’s ability to represent all shareholders without a conflict of interest, (b) the nominee’s ability to work in and promote a productive environment, (c) whether the nominee has sufficient time and willingness to fulfill the substantial duties and responsibilities of a director, (d) whether the nominee has demonstrated the high level of character, ethics and integrity expected by the Company, (e) whether the nominee possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a publicly-traded company, and (f) the nominee’s ability to apply sound and independent business judgment.

The Compensation and Nominating Committee has determined that all of our directors meet the criteria and qualifications set forth in the Code of Ethics for the Board of Directors, the Corporate Governance Guidelines and the criteria set forth above for director nominees. Moreover, each director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our shareholders: accountability, ethical leadership, governance, integrity, risk management, and sound business judgment. In addition, our directors have the confidence to assess and challenge the way things are done and recommend alternative solutions, a keen awareness of our business and social realities of the environment in which we operate, the independence and high performance standards necessary to fulfill the Board’s oversight function, and the humility, professional maturity, and style to interface openly and constructively with other directors. Finally, the director biographies below include a non-exclusive list of other key experiences and qualifications that further qualify the individual to serve on the Board. These collective qualities, skills, experiences and attributes are essential to our Board’s ability to exercise its oversight function for Datto and its shareholders, and guide the long-term sustainable, dependable performance of Datto.

Subject to any earlier resignation or removal in accordance with the terms of our Certificate, Bylaws and Director Nomination Agreement (as defined and discussed below) with our sponsor, Vista Equity Partners (“Vista’’), our Class I directors will serve until this first Annual Meeting of shareholders, our Class II directors will serve until the second annual meeting of shareholders, and our Class III directors will serve until the third annual meeting of shareholders. In addition, our Certificate provides that our directors may be removed with or without cause by the affirmative vote of at least a majority of the voting power of our outstanding shares of stock entitled to vote thereon, voting together as a single class for so long as Vista holds in the aggregate (directly or indirectly) 40% or more of voting power of the then outstanding shares of our capital stock entitled to vote generally in the election of directors (“Voting Stock”). If Vista no longer holds in the aggregate (directly or indirectly) 40% or more of our Voting Stock, then our directors may be removed only for cause upon the affirmative vote of at least 66 2⁄3% of the voting power of our outstanding shares of stock entitled to vote thereon. In addition, our bylaws provide Vista with the right to designate the Chairman of the Board for so long as Vista beneficially owns at least 30% or more of the voting power of the Voting Stock.

Director Nomination Agreement

In connection with our initial public offering (our “IPO”), we entered into a director nomination agreement (as further amended and restated, the “Director Nomination Agreement”) with Vista that provides Vista the right to designate nominees for election to our Board for so long as Vista beneficially owns 5% or more of the total number of shares of our common stock that it owned as of the completion of our IPO. Vista may also assign its designation rights under the Director Nomination Agreement to an affiliate. The Director Nomination Agreement specifically provides Vista the right to designate: (i) all of the nominees for election to our Board for so long as Vista beneficially owns 40% or more of the total number of shares of our common stock beneficially owned by Vista upon the completion of our IPO, as adjusted for any reorganization, recapitalization, stock dividend, stock split, reverse stock split or similar changes in the Company’s capitalization (such amount of shares, as adjusted, the “Original Amount”); (ii) a number of directors (rounded up to the nearest whole number) equal to 40% of the total directors for so long as Vista beneficially owns at least 30% and less than 40% of the Original Amount; (iii) a number of directors (rounded up to the nearest whole number) equal to 30% of the total directors for so long as Vista beneficially owns at least 20% and less than 30% of the Original Amount; (iv) a number of directors (rounded up to the nearest whole number) equal to 20% of the total directors for so long as Vista beneficially owns at least 10% and less than 20% of the Original Amount; and (v) one director for so long as Vista beneficially owns at least 5% and less than 10% of the Original Amount. In each case, minus the number of nominees, if any, Mr. Austin McChord (Datto’s founder and currently a director) and certain trusts holding common stock contributed by Mr. McChord are entitled to nominate. Vista’s nominees must comply with applicable law, stock exchange rules and our Corporate Governance Guidelines. In addition, Vista is entitled to designate the replacement for any of its Board designees whose service terminates prior to the end of the director’s term regardless of Vista’s beneficial ownership at such time. Vista also has the right to have its designees participate on committees of our Board proportionate to its stock ownership, subject to compliance with applicable law, stock exchange rules and our Corporate Governance Guidelines. The Director Nomination Agreement also prohibits us from increasing or decreasing the size of our Board without the prior written consent of Vista. This agreement will terminate with respect to Vista at such time as Vista owns less than 5% of the Original Amount.

Finally, the Director Nomination Agreement also provides Mr. McChord with the right to serve as a director so long as Mr. McChord and certain trusts holding common stock contributed by Mr. McChord collectively beneficially own 5% or more of the outstanding shares of our common stock. This agreement will terminate with respect to Mr. McChord at such time as Mr. McChord and such entities own less than 5% of the outstanding shares of our common stock.

Shareholder Recommendations for Director Nominees

The Compensation and Nominating Committee will consider shareholder nominations for membership on the Board. For the 2022 Annual Meeting, nominations may be submitted to Datto Holding Corp., 101 Merritt 7, Norwalk, CT 06851, Attn: General Counsel, and such nominations will then be forwarded to the Chair of the Compensation and Nominating Committee. Recommendations must be in writing and we must receive the recommendation no later than the close of business on February 28, 2022 and not earlier than the close of business on January 27, 2022. Recommendations must also include certain other procedural requirements as specified in our Bylaws.

When filling a vacancy on the Board, the Compensation and Nominating Committee will identify the desired skills and experience of a new director and will nominate individuals who it believes would strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current directors. The Compensation and Nominating Committee may engage third parties to assist in the search and provide recommendations. Also, directors are generally asked to recommend candidates for the position. Any candidates would then evaluated based on the process outlined in our Corporate Governance Guidelines and the Compensation and Nominating Committee charter, and the same process will be used for all candidates, including candidates recommended by shareholders.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board recommends that the nominees below be elected as members of the Board at the Annual Meeting.

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
David Breach	I	54	Director	2020	2021	2024
Maneet S. Saroya	I	41	Chairman	2017	2021	2024
John Stalder	I	37	Director	2017	2021	2024

Each nominee was recommended for re-election by the Compensation and Nominating Committee for consideration by the Board and our shareholders. If, before the Annual Meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the unfilled seat.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR”

EACH OF THE DIRECTOR NOMINEES.

Director Nominees to Serve for a Three-Year Term Expiring at the 2024 Annual Meeting.

David Breach has served on our Board since October 2020. Mr. Breach is the Chief Operating Officer and Chief Legal Officer at Vista. Prior to joining Vista in 2014, Mr. Breach worked as a Senior Corporate Partner at Kirkland & Ellis LLP, where his practice focused on representation of private equity funds in all aspects of their business. Mr. Breach was a founding partner of Kirkland & Ellis’s San Francisco office, and received numerous professional accolades while at Kirkland & Ellis. Mr. Breach is also a Principal of Vista and sits on Vista’s Private Equity Funds’ Investment Committees. Mr. Breach also sits on the board of Ping Identity Holding Corp. and Jamf Holding Corp., and Vista portfolio companies, Solera Holdings Inc., Mediaocean LLC and Vertafore, Inc. Mr. Breach received a bachelor of business administration in marketing from Eastern Michigan University and received a juris doctorate from the University of Michigan, magna cum laude, Order of the Coif. Mr. Breach is currently a member of the State Bars of California, Illinois and Michigan. Mr. Breach’s extensive experience in the areas of corporate strategy, private equity and firm governance, as well as his experience on the boards of other companies, make him a valuable member of our Board.

Maneet S. Saroya has served on our Board since December 2017. Mr. Saroya is a Senior Managing Director at Vista. Mr. Saroya is Co-Head of Vista’s Flagship Fund, and sits on the Flagship Fund’s Investment Committee. Prior to joining Vista in 2008, Mr. Saroya worked as a senior research analyst for JMP Securities where he provided research for buy-side clients on public on-demand (SaaS) companies. Mr. Saroya previously worked as an associate for the enterprise software/applications team at JMP Securities. Before his time with JMP, Mr. Saroya worked for Siebel Systems in a sales capacity for the CRM On Demand division. Prior to Siebel, Mr. Saroya worked for Cisco Systems in various operations roles. Mr. Saroya received a bachelor’s degree from California Polytechnic State University. Mr. Saroya’s experience in the areas of corporate strategy, technology, finance and private equity make him a valuable member of our Board.

John Stalder has served on our Board since December 2017. Mr. Stalder joined Vista in 2011 and currently serves as Managing Director. Prior to joining Vista, Mr. Stalder worked in the Software & Services group at Pagemill Partners LLC, where he advised clients in a variety of verticals including software, IT services and internet, among others. Mr. Stalder earned a bachelor’s degree from the University of Colorado. Mr. Stalder’s extensive experience working with technology companies makes him a valuable member of our Board.

Continuing Directors

Marc Brown has served on our Board since October 2020. Since October 2020, Mr. Brown has served as the Global Head of EQT AB’s Growth Equity Fund. Previously, Mr. Brown was employed from January 2000 to October 2020 by Microsoft Corporation, where he served as the Corporate Vice President, Corporate Development, Global Head of M&A and Strategic Investments, among other roles. Mr. Brown also sits on the board of Rapid7 Inc., a provider of security data and analytic software solutions. Mr. Brown received an A.B. from Colgate University, an M.B.A. from the New York University – Leonard N. Stern School of Business and a J.D. from Georgetown University Law Center. Mr. Brown’s extensive experience with corporate strategy, development and M&A activities with software and technology companies make him a valuable member of our Board.

Adrian T. Dillon has served on our Board and as Chairman of the Audit Committee since August 2020. Mr. Dillon is currently the non-executive chairman of the board of directors of WNS Holdings Limited and has served on the WNS board since August 2012. He has also served as a member of the HealthEquity, Inc. board of directors since September 2016, where he chairs the Cybersecurity Committee and serves on the Audit and the Compensation Committees. Mr. Dillon served as a member of the board of directors of Williams-Sonoma, Inc. (NYSE: WMS), from 2005 to 2017, Wonga Group Limited, from 2013 to 2015, NDS Group Limited, from 2011 to 2012, Verigy Pty, from 2006 to 2007, and LumiLeds Inc., from 2002 to 2007. Mr. Dillon held key finance roles including Chief Financial Officer and Chief Administrative Officer at Skype Limited from 2010 to 2011, and Executive Vice President – Finance & Administration and Chief Financial Officer at Agilent Technologies, Inc. from 2001 to 2010. He held various positions at Eaton Corporation from 1979 to 2001, including Executive Vice President and Chief Financial and Planning Officer from 1995 to 2001. Mr. Dillon was a member and past chairman of The Conference Board Council of Financial Executives. Mr. Dillon graduated from Amherst College with a Bachelor of Arts degree in Economics in 1976. Mr. Dillon’s extensive finance experience and prior experience serving as a board member makes him a valuable member of our Board.

Christina Lema has served on our Board since October 2020. Ms. Lema has served as General Counsel of Vista Equity Partners since February 2012 and as Managing Director since January 2020. As General Counsel of Vista, she divides her time between corporate and transactional matters, fund formation, every day legal matters, and advising Vista’s portfolio companies, which range in size from around $20 million to over $10 billion in enterprise value. Ms. Lema currently serves on the board of Jamf Holding Corp. and Greenway Health, LLC. Ms. Lema earned a bachelor’s degree in Economics and Spanish from the University of Pennsylvania and a J.D. from the Columbia University School of Law. Ms. Lema’s expertise in legal matters and experience working with similar companies make her a valuable member of our Board.

Austin McChord has served on our Board since December 2017. Mr. McChord founded Datto, Inc. in 2007 and served as Datto’s Chief Executive Officer from its founding until October 2018. From January through November 2019, Mr. McChord served as a Venture Partner of General Catalyst, a venture capital firm based in Massachusetts. In August 2020, Mr. McChord became the Chief Executive Officer of Casana Care, Inc., a healthcare technology company that designs and builds medical-grade technology for in-home health monitoring. Mr. McChord earned his bachelor’s degree from the Rochester Institute of Technology in 2009 and currently serves on its board of trustees. Mr. McChord’s extensive experience building and leading our business and his insight into our technology and the MSP channel as Datto’s founder and former Chief Executive Officer make him a valuable member of our Board.

Nadeem Syed has served on our Board since February 2018. Mr. Syed currently serves as Managing Director of Vista. Prior to joining Vista in September 2018, Mr. Syed served as Chief Executive Officer at Finastra, a Vista portfolio company, from June 2013 to June 2018. Mr. Syed was the President and COO at Misys from June 2012 to June 2013. Before his time with Finastra, Mr. Syed was the Chief Operating Officer at SumTotal Systems, a former Vista portfolio company, from December 2009 to June 2012. Mr. Syed previously spent 19 years in multiple senior leadership roles at Oracle. Mr. Syed earned a bachelor’s degree from the

University of Mumbai and a master’s degree in industrial engineering from Louisiana State University. Mr. Syed’s extensive leadership experience in the technology sector make him a valuable member of our Board.

Tim Weller has been the Chief Executive Officer of Datto since January 2019 and has also been a member of the Board since March 2019. Mr. Weller joined Datto in May 2017 and previously served as President, Chief Operating Officer and Chief Financial Officer, prior to becoming Chief Executive Officer. Before joining Datto, Mr. Weller served as interim Chief Executive Officer and Chief Financial Officer of a London-based financial technology company, Wonga. He also previously served as Chief Financial Officer of two Boston-based public companies, EnerNOC and Akamai Technologies. Mr. Weller earned a bachelor’s degree and master’s degree in electrical engineering from Michigan State University and a doctorate in electrical engineering from the University of Illinois. Mr. Weller is a valuable member of our Board due to his experience as our Chief Executive Officer, his extensive experience in the areas of corporate strategy, finance and technology, and his experience advising public companies.

Independence Status

The listing standards of the New York Stock Exchange (“NYSE”) require that, subject to specified exceptions, such as those described below under the subsection entitled, “Controlled Company Status,” each member of a listed company’s Audit Committee, Compensation Committee and Nominating Committee be independent and that Audit Committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

Our Board has determined that Messrs. Brown and Dillon meet the requirements to be an independent director. In making this determination, our Board considered the relationships that each non-employee director has with the Company and all other facts and circumstances that our Board deemed relevant in determining his independence, including beneficial ownership of our common stock.

Controlled Company Status

Vista controls a majority of our outstanding common stock. As a result, we are a “controlled company”. Under NYSE rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with the following NYSE corporate governance standards required of newly public companies within one year of the date of listing:

1.	to have a board that is composed of a majority of “independent directors”, as defined under the rules of the NYSE;

2.	to have a compensation committee that is composed entirely of independent directors; and

3.	to have a nominating and corporate governance committee that is composed entirely of independent directors.

We rely on this exemption. As a result, we do not have a majority of independent directors on our Board. In addition, our Compensation and Nominating Committee does not consist entirely of independent directors. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the NYSE corporate governance requirements.

Board Meetings and Committees

We closed our initial public offering in October 2020. For the year ended December 31, 2020, our Board held three regular meetings prior to the IPO, and one regular meeting and one special meeting following the IPO. Our Audit Committee and our Compensation and Nominating Committee were each formed in connection with our IPO in October 2020. As a result, our Audit Committee only met one time during 2020 and our Compensation and Nominating Committee did not meet during 2020. Our Board formed a Mergers & Acquisitions Committee in 2021. Directors are expected to attend the annual meeting of shareholders and all or substantially all of the Board meetings and meetings of committees on which they serve. In 2020, following the IPO, each director attended all of the meetings of the Board and the Audit Committee meeting, as applicable, except that three of our directors were unable to attend the special meeting and therefore attended less than 75% of meetings held in the year.

The composition, duties and responsibilities of our Audit, Compensation and Nominating and Mergers & Acquisitions committees are as set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Board Member	Audit Committee	Compensation and Nominating Committee	Mergers & Acquisitions Committee
David Breach
Marc Brown	X		X
Adrian Dillon	X (Chair)
Christina Lema		X
Austin McChord			X
Maneet S. Saroya			X
John Stalder	X	X (Chair)	X (Chair)
Nadeem Syed		X
Tim Weller

Audit Committee

The Audit Committee is responsible for, among other matters:

1)	appointing, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;

2)	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

3)	reviewing our policies on risk assessment and risk management;

4)

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

5)	reviewing the adequacy of our internal control over financial reporting;

6)	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

7)

recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

8)	monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

9)	preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement;

10)	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and

11)	reviewing and discussing with management and our independent registered public accounting firm our earnings releases.

Our Board has affirmatively determined that Messrs. Brown and Dillon meet the definition of “independent director” for purposes of serving on an Audit Committee under Rule 10A-3 of the Exchange Act and the applicable NYSE listing standards. In addition, our Board has determined that Mr. Dillon qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. The written charter for our Audit Committee is available at our corporate website at https://investors.datto.com. Our website is not part of this notice and proxy statement.

Compensation and Nominating Committee

The Compensation and Nominating Committee is responsible for, among other matters:

1)	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

2)	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining and approving the compensation of our chief executive officer;

3)	reviewing and approving the compensation of our other executive officers;

4)	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;

5)	conducting the independence assessment outlined in NYSE rules with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;

6)	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of the NYSE;

7)	reviewing and establishing our overall management compensation, philosophy and policy;

8)	overseeing and administering our compensation and similar plans;

9)	reviewing and making recommendations to our Board with respect to director compensation;

10)	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K;

11)	developing and recommending to our Board criteria for board and committee membership;

12)	subject to the Director Nomination Agreement, identifying and recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;

13)	developing and recommending to our Board best practices and corporate governance principles;

14)	developing and recommending to our Board a set of corporate governance guidelines; and

15)	reviewing and recommending to our Board the functions, duties and compositions of the committees of our Board.

The Board has adopted a written charter for the Compensation and Nominating Committee, which is available on our corporate website at https://investors.datto.com. Our website is not part of this notice and proxy statement.

Mergers & Acquisitions Committee

The Mergers & Acquisitions Committee is responsible for, among other matters:

1)	reviewing and providing guidance to management and the Board with respect to our transaction strategies;

2)	providing advice to management in connection with the identification and evaluation of transactions;

3)	consulting with management in connection with execution of any non-binding offers, proposals, letters of intent or similar documents with respect to proposed transactions;

4)	providing advice regarding management’s due diligence process with respect to proposed transactions; and

5)	subject to the Board’s approval of the transaction, consulting with management regarding the terms of each transaction.

Board Leadership Structure

The following section describes our Board leadership structure, the reasons our Board considers this structure is appropriate at this time, the roles of various positions, and related key governance practices. Our Board believes that the mix of experienced independent, Vista-affiliated and management directors that make up our Board, along with the role of our Chair and our Board committee composition, benefits Datto and its shareholders.

Independence; Board Mix

Our Board has an effective mix of independent and other directors. Our Board includes two independent directors, our Chief Executive Officer, Tim Weller, our founder and former Chief Executive Officer, Austin McChord, and five representatives from our majority shareholder, Vista, including our current Chairman Mr. Saroya.

Chair

Our bylaws provide that Vista has the right to designate the Chairman of the Board for so long as Vista beneficially owns at least 30% or more of our Voting Stock. Mr. Saroya has been our Chairman since October 2020. Mr. Saroya has extensive knowledge and experience in a variety of relevant areas acquired through his professional and other experiences, including corporate strategy, technology, finance and private equity. This knowledge and experience gives Mr. Saroya the insight necessary to navigate the responsibilities of strategic development and execution.

Performance Evaluation

Our Compensation and Nominating Committee was established at the time of our IPO in October 2020. Going forward, our Compensation and Nominating Committee will conduct an annual performance evaluation to determine whether the Board, its committees, and the directors are functioning effectively. The evaluation will focus on the Board’s and the committees’ contributions to Datto, with an enhanced focus on areas in which the Board or management believes that the Board could improve.

As part of the annual Board performance evaluation, the Board may evaluate whether the current leadership structure continues to be appropriate for the Company and its shareholders. Our Corporate Governance Guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate.

Hedging Transactions

Pursuant to our Insider Trading Policy, we prohibit our employees, directors and officers from engaging in hedging or monetization transactions, including the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Additionally, directors, officers and other employees are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.

10b5-1 Plans

From time to time, our executive officers may enter into Rule 10b5-1 trading plans. We do not undertake any obligation to report Rule 10b5-1 trading plans that are adopted, or may be adopted in the future, by any of our officers and directors, or to report any modification or terminations of any publicly announced plan, except to the extent required by law.

Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, to improve long-term organizational performance, and to enhance shareholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks but also understanding what level of risk is appropriate for a given company. The involvement of our full Board in reviewing our business is an integral aspect of its assessment of our risk profile and also its determination of what constitutes an appropriate level of risk.

While our full Board has overall responsibility for risk oversight, it has delegated primary oversight of certain risks to its committees. Our Audit Committee monitors our major financial and security risk exposures, and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. In particular, our Audit Committee is committed to the prevention, timely detection, and mitigation of the effects of cybersecurity threats or incidents to Datto. Our Audit Committee also monitors compliance with legal and regulatory requirements and management provides our Audit Committee periodic reports on our compliance programs. Our Compensation and Nominating Committee oversees the design and implementation of our compensation policies and programs and monitors the incentives created by these policies and programs. In addition, our Compensation and Nominating Committee oversees our major corporate governance risks. We are committed to ensuring our Board and its committees are consistently updated on threats to our business and receive consistent updates on risk mitigation processes.

In connection with its reviews of the operations of our business and through ongoing strategic planning with management, our full Board addresses the primary risks associated with our business. Our Board appreciates the evolving nature of our business and industry and is actively involved with monitoring new threats and risks as they emerge. Further, our Board has been closely monitoring the evolution of the COVID-19 pandemic, its effects on our business, and our risk mitigation strategies.

At periodic meetings of our Board and its committees, management reports to and seeks guidance from our Board and its committees with respect to the most significant risks that could affect our business, such as risks associated with our operations, technology and competition, cybersecurity and privacy risks, and legal, financial, tax and audit related risks.

Code of Ethics

We have adopted a Code of Ethics that applies to all our employees, officers and directors, including those officers responsible for financial reporting. Our Code of Ethics is available on our website at https://investors.datto.com. We intend to disclose any amendments to the Code, or any waivers of its requirements, on our website.

Compensation Committee Interlocks and Insider Participation

No interlocking relationships exist between the members of our Board and the board or compensation committee of any other company.

Communications by Shareholders and Other Interested Parties with the Board

Shareholders and other interested parties may contact an individual director, the Board as a group, or a specified Board committee or group, including the independent directors as a group, by sending regular mail to:

Datto Holding Corp.

101 Merritt 7

Norwalk, CT 06851

ATTN: Board of Directors

c/o General Counsel and Secretary

Each communication should specify which director or directors the communication is addressed to, as well as the general topic of the communication. Datto will receive the communications and process them before forwarding them to the addressee. Datto may also refer communications to other departments within Datto. Datto generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding Datto.

EXECUTIVE OFFICERS

Below is a list of the names, ages, positions, and a brief account of the business experience of the individuals who serve as executive officers of Datto as of April 1, 2021:

Name	Age	Position
Tim Weller	55	Chief Executive Officer and Director
John Abbot	58	Chief Financial Officer
Michael Fass	50	General Counsel and Chief People Officer
Chris McCloskey	45	Chief Customer Officer
Radhesh Menon	50	Chief Product Officer
Bob Petrocelli	55	Chief Technology Officer
Sanjay Singh	48	Chief Revenue Officer

Tim Weller is the Chief Executive Officer and a member of our Board. His biography can be found above under “Board of Directors and Corporate Governance – Continuing Directors.”

John Abbot has served as the Chief Financial Officer at Datto since March 2020. Prior to joining Datto, Mr. Abbot was the Chief Financial Officer at Cumulus Media, Inc., an audio-first media and entertainment company, from July 2016 to March 2020, where he helped lead Cumulus through its Chapter 11 bankruptcy reorganization in the first half of 2018. Prior to that, he was the Chief Financial Officer at Telx, a retail colocation and interconnection data center business, from January 2014 through December 2015. Prior to Telx, Mr. Abbot served as Chief Financial Officer of Insight Communications Company, Inc., a cable television business, for eight years. During the prior nine years, he worked in the Global Media and Communications Group of the Investment Banking Division at Morgan Stanley, where he ultimately was a Managing Director. Mr. Abbot began his financial career as an associate at Goldman, Sachs & Co., and prior to that served as a Surface Warfare Officer in the U.S. Navy for six years. Mr. Abbot earned his bachelor of science degree in Systems Engineering from the U.S. Naval Academy, his Masters of Engineering degree from Penn State University and his MBA from Harvard Business School.

Michael Fass joined Datto as our General Counsel in April 2013 and has served as our General Counsel and Chief People Officer since December 2017. Prior to joining Datto, Mr. Fass held senior legal positions at Toluna, a leading online market research technology and data collection provider, as well as MicroWarehouse, which was a leading technology reseller. Mr. Fass earned his bachelor’s degree in political science from the University of Vermont and his juris doctorate from the University of Miami School of Law.

Chris McCloskey joined Datto as our Customer Experience Officer in November 2018 and became our Chief Customer Officer in September 2020. Prior to joining Datto, Mr. McCloskey served as Chief Operating Officer, Americas at a London-based financial company, Finastra, from August 2017 to October 2018. He previously worked at Misys in various roles from August 2013 through August 2017. He has also held positions at IBM, General Electric and Vista throughout his career. Mr. McCloskey earned a bachelor’s degree in mathematics from Gettysburg College and an MBA from the Stern School of Business at New York University.

Radhesh Menon joined Datto as our Chief Product Officer in June 2020. Prior to joining Datto, Mr. Menon served as Chief Marketing Officer of Robin.io from September 2018 to October 2019. Prior to that, Mr. Menon served as general manager of Red Hat from December 2012 to July 2018 where he led the OpenStack business. Prior to joining Red Hat, he was at Microsoft from July 1999 to December 2012 where he held various leadership roles across the Azure, Windows Server, Windows Storage Server, Exchange Server and Windows desktop products. Mr. Menon earned a bachelor’s degree in Electronics and Communication Engineering from Coimbatore Institute of Technology, a master’s degree in Information Systems from Pondicherry University in 1994, and a master’s degree in Competitive Strategy, Marketing & Information Systems from Simon Business School-University of Rochester.

Bob Petrocelli has served as our Chief Technology Officer since July 2019. Before serving in this role Mr. Petrocelli was a Senior Software Architect at Oracle from 2014 to 2019. Mr. Petrocelli came to Oracle by way of their acquisition of GreenBytes, a business which Mr. Petrocelli founded in 2007. Prior to this Mr. Petrocelli was CEO and co-founder of Heartlab from 1994 to 2006 (Heartlab was acquired by Agfa in 2005). Mr. Petrocelli was named Ernst & Young New England Entrepreneur of the Year in 2001. Mr. Petrocelli earned a bachelor’s degree in Physics and a master’s degree in Computer Science from the University of Rhode Island, where he was an Office of Naval Research Fellow in Physical Oceanography.

Sanjay Singh joined Datto as our Chief Sales Officer in May 2019 and was promoted to Chief Revenue Officer in January 2020. Prior to joining Datto, Mr. Singh held the position of Chief Operating Officer and board member of Unbxd Inc. from July 2017 to May 2018. He also previously worked at Akamai Technologies from 1999 to 2017, holding various positions including Senior Vice President Global Operations and Senior Vice President & General Manager of Asia Pacific and Japan. Mr. Singh earned a bachelor’s degree in accounting from St. Xavier’s College, Kolkata and a bachelor’s degree in finance from Purdue University.

EXECUTIVE AND DIRECTOR COMPENSATION

The following section provides compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC and may contain statements regarding future individual and company performance targets and goals. These targets and goals should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Named Executive Officers

Our Chief Executive Officer and our two other most highly compensated officers for the year ended December 31, 2020, who we refer to as our “Named Executive Officers,” are:

Named Executive Officer	Position
Tim Weller	Chief Executive Officer
John Abbot	Chief Financial Officer
Bob Petrocelli	Chief Technology Officer

Executive Compensation

Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, and paid to our Named Executive Officers for the past two fiscal years.

Name and Principal Position	Year	Salary	Option Awards(1)	Stock Awards(2)	Non-equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Tim Weller, Chief Executive Officer	2020	$600,000	—	—	$343,275	$12,825	$956,100
	2019	$596,154	$2,670,090	—	$288,600	$12,600	$3,567,444

John Abbot, Chief Financial Officer(5)	2020	$496,154	$10,808,000	—	$339,297	$6,923	$11,650,374

Bob Petrocelli, Chief Technology Officer(6)	2020	$400,000	—	$4,032,000	$211,416	$12,825	$4,656,241
	2019	$184,615	$2,421,256	—	$86,119	$6,231	$2,698,221

(1)

Amounts reflect the grant date fair values of stock options granted to our Named Executive Officers under our 2017 Stock Option Plan (the “2017 Plan”), as computed in accordance with the Financial Accounting Standards Board’s Accounting Standard Codification 718 Compensation-Stock Compensation (“ASC 718”). The assumptions used in calculating the values are set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. The amounts reported in this column reflect the accounting cost for the options and do not necessarily correspond to the actual economic value that may be received by our Named Executive Officers in connection with the options.

(2)

Represents the aggregate grant date fair value of stock awards granted, computed in accordance with ASC Topic 718. The awards consist of restricted stock units (“RSUs”) issued under our Omnibus Incentive Equity Plan (the “2020 Plan”). The RSUs vest 25% on December 17, 2021, the first anniversary of the grant date, and quarterly thereafter at a rate of 6.25% as long as such individual continues to be employed as of each respective vest date. The assumptions used in calculating the values are set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

(3)

Amounts reflect performance-based, discretionary cash bonuses earned for 2020 and 2019, as applicable, based on the achievement of predetermined individual and Company performance metrics, including total revenue, recurring revenue, sales bookings, free cash flow, cash balances and EBITDA.

(4)	Amounts reflect employer contributions to our 401(k) plan.
(5)	Mr. Abbot joined the Company as our Chief Financial Officer on March 2, 2020.
(6)	Mr. Petrocelli joined the Company as our Chief Technology Officer on July 15, 2019.

Outstanding Equity Awards at 2020 Fiscal Year-End

		Option Awards(1)					Stock Awards(2)
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
Tim Weller	07/18/2018	1,106,625	368,875	(3)	10.00	07/18/2028
	03/06/2019	219,167	281,788	(4)	10.47	03/06/2029
John Abbot	06/29/2020	—	700,000	(5)	12.80	06/29/2030
Bob Petrocelli	09/27/2019	131,590	289,498	(6)	11.54	09/27/2029
	12/17/2020	—	—		—	—	150,000	(7)	4,050,000

(1)

Each stock option was granted pursuant to our 2017 Plan. Unexercisable options expire immediately upon the option holder’s separation from service. Exercisable options generally expire upon the earlier of 30 days after the option holder’s separation from service and 10 years after the grant date.

(2)

Each stock award represents an RSU granted pursuant to our 2020 Plan. Unvested RSUs are automatically forfeited upon the holder’s separation from service. Market value is based on the closing price of our common stock on December 31, 2020.

(3)

Represents a portion of the 1,475,500 options granted to Mr. Weller on July 18, 2018, of which 25% became exercisable on December 7, 2018, and an additional 6.25% become exercisable at the end of each full 3 calendar months thereafter, in each case subject to continued service.

(4)

Represents a portion of the 500,955 options granted to Mr. Weller on March 6, 2019, of which 25% became exercisable on January 1, 2020, and an additional 6.25% become exercisable at the end of each full 3 calendar months thereafter, in each case subject to continued service.

(5)

Represents options granted to Mr. Abbot on June 29, 2020, of which 25% became exercisable on March 2, 2021 and an additional 6.25% become exercisable at the end of each full 3 calendar months thereafter, in each case subject to continued service.

(6)

Represents a portion of the 421,088 options granted to Mr. Petrocelli on September 27, 2019, of which 25% became exercisable on July 15, 2020 and an additional 6.25% become exercisable at the end of each full 3 calendar months thereafter, in each case subject to continued service.

(7)	Consists of RSUs which vest 25% on December 17, 2021 and vest an additional 6.25% at the end of each full 3 calendar months thereafter, in each case subject to continued service.

Emerging Growth Company Status

We are providing compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC. As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Employment Agreements and Non-Equity Incentive Plan Compensation

Our wholly-owned subsidiary, Datto, Inc., has entered into employment agreements with each of our Named Executive Officers that provide for at-will employment and set forth each executive’s annual base salary, maximum bonus opportunity and eligibility to participate in our benefit plans generally; provided that each executive’s annual base salary, bonus opportunities, and other compensation is subject to further adjustment on an annual basis. Each Named Executive Officer is subject to our standard confidentiality, invention assignment, non-solicit, non-compete and arbitration agreement.

Mr. Weller’s annual base salary for the year ended December 31, 2020 was $600,000 and his target performance-based cash incentive annual bonus was equal to 50% of his base salary. Mr. Abbot’s annual base salary for the year ended December 31, 2020 was $600,000 (pro-rated based on his start date in March 2020) and his target performance-based cash incentive annual bonus was equal to 50% of his base salary. Mr. Petrocelli’s annual base salary for the year ended December 31, 2020 was $400,000 and his target performance-based cash incentive annual bonus was equal to 40% of his base salary, plus an additional 10% of his base salary based on achievement of stretch targets. In addition, for 2020, the Board increased the bonus opportunity for Messrs. Weller and Abbot by an additional 10% based on stretch Company performance targets. The performance-based cash incentive bonus for each of our Named Executive Officers is discretionary based on our Board’s good faith determination of the attainment of pre-established objective financial goals including, but not limited to, total revenue, recurring revenue, sales bookings, free cash flow, cash balances and EBITDA. For 2020, performance-based cash incentive bonuses were based on achievement of individual and Company performance metrics that were established by our Board in the second quarter of 2020. Individual performance metrics were tailored for each Named Executive Officer based on role, responsibilities and key priorities. The Company performance goals used to determine cash incentive awards for 2020 were based on a combination of sales bookings, free cash flow, cash balances and EBITDA and each performance goal was assigned a “target” level of performance. Bonuses actually earned by our Named Executive Officers in 2020 were the following percentage of their target bonus amounts: for Mr. Weller, 104%; for Mr. Abbot, 103%; and for Mr. Petrocelli, 106%.

Our Named Executive Officers’ employment agreements provide that upon a termination by us for any reason other than for “cause” or upon a resignation by such officer for “good reason,” each as defined therein, subject to the execution and delivery of a fully effective release of claims in favor of the Company, Mr. Weller, Mr. Abbot and Mr. Petrocelli will receive lump sum cash payments equal to nine months, nine months and six months of base salary, respectively.

“Cause” generally is defined under the Named Executive Officers’ employment agreements as: (i) a material failure to perform responsibilities or duties; (ii) illegal conduct or gross misconduct that harms the standing and reputation of Datto, Inc.; (iii) the commission or conviction of, or plea of guilty or nolo contendre to, a felony, a crime involving moral turpitude, or any other act or omission that harms the standing and reputation of Datto, Inc.; (iv) a material breach of duty of loyalty, or a material breach of any material agreement with Datto, Inc., restrictive covenant, or our code of conduct; (v) dishonesty, fraud, gross negligence, or repetitive negligence committed without correction; or (vi) excessive and unreasonable absences from duties for any reason or as a result of disability causing an inability to perform duties.

“Good reason” generally is defined under the Named Executive Officers’ employment agreements as an uncured: (i) material adverse change in title, authority, reporting level, duties, or responsibilities, provided that in the case of Messrs. Petrocelli and Abbot a change in title or a change in the person of office to which they report, shall not constitute a material, adverse change; (ii) reduction in base salary, provided that in the case of Messrs. Petrocelli and Abbot, such reduction must be of more than 10%; (iii) in Mr. Weller’s and Mr. Abbot’s cases, requirement that Mr. Weller or Mr. Abbot, respectively, take actions constituting fraud or that would result in a material misstatement of facts associated with the operation or financial condition of the Company; (iv) in Mr. Weller’s case, relocation of Mr. Weller’s primary place of employment by more than 25 miles; or (v) material breach by Datto, Inc. of the Named Executive Officer’s offer letter, employment agreement or other equity-related agreement, as applicable.

Equity Incentives – Summary of the 2017 Stock Option Plan

Our 2017 Stock Option Plan (the “2017 Plan”) was originally adopted by our Board and approved by our shareholders in connection with Vista’s acquisition of Datto. Our Board determined not to make any further awards under the 2017 Plan following the completion of our IPO. As of December 31, 2020, there were options to acquire an aggregate 9,173,109 shares of common stock outstanding under the 2017 Plan. The number of shares of common stock reserved for issuance under the 2017 Plan is subject to automatic adjustment in the event of a stock split, stock dividend or other change in our capitalization.

Equity and Cash Incentives – Summary of the Omnibus Incentive Equity Plan

Our Omnibus Incentive Plan (the “2020 Plan”) was adopted by our Board and approved by our shareholders in connection with our IPO. Under the 2020 Plan, employees, consultants and directors of our Company and our affiliates, including our executive officers, are eligible to receive incentive awards. The 2020 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, bonus stock, dividend equivalents, other stock-based awards, substitute awards, annual incentive awards and performance awards, in each case, intended to align the interests of participants with those of our shareholders.

Share Reserve

We initially reserved 20,868,874 shares of our common stock for issuance under the 2020 Plan. The number of shares reserved for issuance under our 2020 Plan automatically increases each January 1, by 5% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by our Board. In addition, the following shares of our common stock will again be available for grant or issuance under the 2020 Plan:

•	shares subject to awards granted under the 2020 Plan that are subsequently forfeited or cancelled;

•	shares subject to awards granted under the 2020 Plan that otherwise terminate without shares being issued; and

•	shares surrendered, cancelled or exchanged by Datto for cash, including shares surrendered to pay the exercise price or withholding taxes associated with an award.

Securities Authorized for Issuance under Equity Incentive Plans

The following table provides information as of December 31, 2020, regarding shares of our common stock that may be issued under our equity compensation plans, consisting of the 2020 Plan, director RSU plans, the 2017 Plan and the Autotask Superior Holdings 2013 Stock Option Plan (the “Autotask Plan”). On December 7, 2017, concurrently with the acquisition of Datto by Vista, we acquired Autotask Superior Holdings and assumed the Autotask Plan. Awards are no longer granted under the director RSU plans, the 2017 Plan or the Autotask Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights(2)	Number of remaining available securities for future issuance under equity compensation plans
Equity compensation plans approved by shareholders	9,846,009	(1)	$10.78	20,195,974	(3)
Equity compensation plans not approved by shareholders	405,411	(4)	$3.39	—
Total	10,251,420		$10.49	20,195,974

(1)	Consists of 672,900 RSUs issued under our 2020 Plan and 9,173,109 options issued under our 2017 Plan, which plans were approved when they were adopted.

(2)	As RSUs do not have any exercise price, such units are not included in the weighted average exercise price calculation.
(3)	Represents number of available securities reserved for issuance under the 2020 Plan. Grants are no longer made under the 2017 Plan.
(4)

Consists of 23,438 RSUs granted to our independent directors prior to the IPO and adoption of the 2020 Plan, and 381,973 options issued under the Autotask Plan, which plan was assumed in connection with the acquisition of Autotask. Grants are no longer made under the Autotask Plan.

Health and Retirement Benefits

We provide medical, dental, vision, flexible savings accounts, health savings accounts, life insurance, and disability benefits to all eligible employees. Our Named Executive Officers are eligible to participate in these benefits on the same basis as all other employees.

We maintain a 401(k) savings plan that allows participants, including our Named Executive Officers, to defer up to 100% of eligible cash compensation (subject to applicable IRS guidelines). All Company employees are eligible to participate in our 401(k) plan. Our Named Executive Officers are eligible to participate in the 401(k) plan on the same basis as all other employees. We may provide both discretionary and non-discretionary employer matching contributions under the 401(k) plan.

Non-Employee Director Compensation

The following table presents the total compensation for each person who served as a non-employee member of our Board during 2020. Other than as set forth in the table and described more fully below, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to, any of the other non-employee members of our Board or representatives of Vista in 2020. Mr. Weller, our Chief Executive Officer, Mr. McChord, our former Chief Executive Officer, and representatives of Vista receive no compensation for service as directors. The compensation received by Mr. Weller as an employee of the Company is presented in “– Summary Compensation Table.”

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total
Marc Brown	$25,000	$309,499	—	$334,499
Adrian Dillon	$60,000	$281,139	—	$341,139

(1)

The amounts in the column represent the grant date fair value of the RSUs as computed in accordance with ASC 718. The assumptions used in calculating the grant-date fair value of the stock awards are set forth in Notes 2 and 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The amounts reported in this column reflect the accounting cost for these RSUs and do not correspond to the actual economic value that may be received by the directors for these RSUs.

Non-Employee Director Compensation Structure

Following the completion of our IPO, the annual compensation of our non-employee and non-Vista directors is as follows:

Description	Amount
Cash compensation	$100,000
Additional cash compensation for chair of committee	$20,000
Equity compensation (payable in RSUs)(1)	$150,000

(1)	RSUs vest one year after the grant date.

All non-employee directors are also reimbursed for their reasonable expenses to attend meetings of our Board and related committees and otherwise attend to our business.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies for Approval of Related Party Transactions

We have adopted a written policy with respect to the review, approval and ratification of related party transactions. Under the policy, our Audit Committee is responsible for reviewing and approving related party transactions. In the course of its review and approval of related party transactions, our Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy requires our Audit Committee to consider, among other factors it deems appropriate:

•	the related person’s relationship to us and interest in the transaction;

•	the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•	the impact on a director’s independence in the event the related person is a director or an immediate family member of the director;

•	the benefits to us of the proposed transaction;

•	if applicable, the availability of other sources of comparable products or services; and

•	an assessment of whether the proposed transaction is on terms that are comparable to the terms available from an unrelated third party.

The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our shareholders, as the Audit Committee determines in good faith.

In addition, under our Code of Ethics our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

Related Party Transactions

Other than compensation arrangements for our directors and Named Executive Officers, which are described in the section entitled “Executive and Director Compensation”, below we describe transactions during the fiscal year ended December 31, 2020 to which we were a participant or will be a participant, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Director Nomination Agreement

For a description of the Director Nomination Agreement that we are party to with Vista and Mr. McChord, see “Board of Directors and Corporate Governance – Director Nomination Agreement.”

David Breach, Christina Lema, Maneet S. Saroya, John Stalder and Nadeem Syed, five of our current directors, are employed as a Senior Managing Director and the Chief Legal Officer and Chief Operating Officer; Managing Director and General Counsel; Senior Managing Director; Managing Director; and Managing Director, respectively, of Vista.

Registration Rights Agreement

We are party to a registration rights agreement with Vista and Mr. McChord. Vista is entitled to request that we register Vista’s shares on a long-form or short-form registration statement on one or more occasions in the future, which registrations may be “shelf registrations.” Vista and Mr. McChord are also entitled to participate in certain of our registered offerings, subject to the restrictions in the registration rights agreement. We will pay Vista’s and Mr. McChord’s expenses in connection with Vista’s exercise of these rights. The registration rights described in this paragraph apply to (i) shares of our common stock held by Vista and its affiliates, (ii) shares of common stock held by Mr. McChord and certain entities affiliated with Mr. McChord, and (ii) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the common stock described in clauses (i) and (ii) with respect to any dividend, distribution, recapitalization, reorganization, or certain other corporate transactions (“Registrable Securities”). These registration rights are also for the benefit of any subsequent holder of Registrable Securities; provided that any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 of the Securities Act, or repurchased by us or our subsidiaries. In addition, with the consent of the Company and holders of a majority of Registrable Securities, any Registrable Securities held by a person other than Vista and its affiliates will cease to be Registrable Securities if they can be sold without limitation under Rule 144 of the Securities Act.

Indemnification of Officers and Directors

We are party to indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the General Corporation Law of the State of Delaware (the “DGCL”).

Management Agreement

In connection with our acquisition by Vista, we entered into a management agreement with Vista Equity Partners Management, LLC (“VEPM”), pursuant to which VEPM provided us with certain management and consulting services. We reimbursed VEPM for any out-of-pocket costs and expenses, and paid $0.1 million for the year ended December 31, 2020. The management agreement terminated at no additional cost to us in connection with the completion of our IPO.

Relationship with VCG

Following Vista’s acquisition of Datto Holding Corp., we have utilized Vista Consulting Group, LLC (“VCG”), the operating and consulting arm of Vista, for consulting services, and have also reimbursed VCG for expenses related to participation by Datto, Inc. employees in VCG sponsored events and also paid to VCG related fees and expenses. We paid VCG $0.6 million for the year ended December 31, 2020. Following our IPO, we may continue to engage VCG from time to time, subject to compliance with our related party transactions policy.

Arrangements with Companies Controlled by Vista

We purchased over $120,000 of services annually from certain companies controlled by Vista. We paid such companies approximately $1.0 million in the aggregate during the year ended December 31, 2020. We believe all of these arrangements are on terms comparable to those that are provided to unrelated third parties.

We received payments of over $120,000 annually from certain companies controlled by Vista. We received from such companies approximately $0.2 million in the aggregate during the year ended December 31, 2020. We believe all of these arrangements are on terms comparable to those that are provided to unrelated third parties.

Payments to The Blueshirt Group

In connection with our IPO, we engaged The Blueshirt Group, an investor relations consulting firm, to assist with public communications. Our prior account manager with The Blueshirt Group is an immediate family member of one of our prior executive officers. For the year ended December 31, 2020, payments to The Blueshirt Group totaled $122,696. All fees and other terms of the services provided by The Blueshirt Group were the result of arm’s length negotiations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock as of March 31, 2021 for:

•	each person or group known to us who beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our Named Executive Officers; and

•	all of our directors and executive officers as a group.

Each shareholder’s percentage ownership is based on 161,077,029 shares of common stock outstanding as of March 31, 2021. Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options or RSUs that are currently exercisable or exercisable or will vest within 60 days of March 31, 2021 are deemed to be outstanding and beneficially owned by the person holding the options or RSUs. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the shareholder.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Datto Holding Corp., 101 Merritt 7, Norwalk, CT 06851. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Outstanding
5% Shareholders
Vista Funds	113,753,615	(1)	70.6%
McChord Family Trusts	14,238,206	(2)	8.8%
Named Executive Officers and Directors
Tim Weller	1,480,630	(3)	*
John Abbot	175,000		*
Bob Petrocelli	184,226	(4)	*
David Breach	—		—
Marc Brown	—		—
Adrian Dillon	15,000		*
Christina Lema	—		—
Austin McChord	6,641,795		4.1%
Maneet S. Saroya	—		—
John Stalder	—		—
Nadeem Syed	—		—
All Executive Officers and Directors (15 individuals)	9,370,307	(5)	5.8%

(1)

As reported on the Schedule 13G filed February 10, 2021, represents 13,941,912 shares held directly by Vista Foundation Fund II, L.P. (“VFF II”), 3,175,352 shares held directly by Vista Foundation Fund II-A, L.P. (“VFF II-A”), 846,947 shares held directly by VFF II FAF, L.P. (“VFF II FAF”), 208,600 shares held directly by Vista Foundation Fund II Executive, L.P. (“VFF II Executive”), 27,193 shares held directly by Vista Foundation Associates II, LLC (“VF Associates II”) and 95,553,611 shares held directly by Merritt VI Aggregator, LLC (“Merritt VI,” and collectively with VFF II, VFF II-A, VFF II FAF, VFF II Executive and VF Associates II, the “Vista Funds”). Vista Foundation Fund II GP, LLC (“VFF II GP”) is the general partner of each of VFF II, VFF II FAF and VFF II Executive. VEP Group, LLC (“VEP Group”) is the Senior Managing Member of VFF II GP and VF Associates II. VFF II GP (Cayman), L.P. (“VFF II-A GP”) is the general partner of VFF II-A. VFF II GP (Cayman), Ltd. (“VFF II-A UGP”) is the general partner of VFF II-A GP. Vista Equity Partners Funds VI, L.P. (“VEPF VI”) is the managing member of Merritt VI. Vista Equity Partners Fund VI GP, L.P. (“Fund VI GP”) is the sole general partner of VEPF VI. VEPF VI GP, Ltd. (“Fund VI UGP”) is the general partner of Fund VI GP. Mr. Smith is the sole director and one of 11 members of each of VFF II-A UGP and Fund VI UGP. VFF Management, L.P. (“VFF Management Company”) is the sole management company of each of VFF II, VFF II-A, VFF II FAF, VFF II FAF, VFF II Executive and VF Associates II. VEPF Management, L.P. (“VEPF Management Company” and together with VFF Management Company, the “Management Companies” and each a “Management Company”) is the sole management company of VEPF VI. Each Management Company’s sole general partner is VEP Group, and each Management Company’s sole limited partner is Vista Equity Partners Management, LLC (“VEPM”). VEP Group is the Senior Managing Member of VEPM. Robert F. Smith is the sole Managing Member of VEP Group. Consequently, Mr. Smith, VFF II GP, VFF II-A GP, VFF II-A UGP, VEPF VI, Fund VI GP, Fund VI UGP, the Management Companies, VEPM and VEP Group may be deemed the beneficial owners of the shares held by the Vista Funds. The principal business address of each of the foregoing entities is c/o Vista Equity Partners, 4 Embarcadero Center, 20th Fl., San Francisco, California 94111. The principal business address of Mr. Smith is c/o Vista Equity Partners, 401 Congress Drive, Suite 3100, Austin, Texas 78701.
(2)

As reported on the Schedule 13G filed April 13, 2021, the Austin McChord Non-Exempt Irrevocable Family Trust (the “Non-Exempt Trust”) directly holds 10,696,711 shares of common stock and the Austin McChord GST-Exempt Irrevocable Family Trust (the “Exempt Trust”) directly holds 3,541,495 shares of common stock. Holt McChord is the investment direction adviser of each of the Non-Exempt Trust and the Exempt Trust, and in such capacity has the power to control the voting and disposition of the shares held by such trusts. The principal business address of the Non-Exempt Trust and the Exempt Trust is c/o J.P. Morgan Trust Company of Delaware, Trustee, 500 Stanton Christiana Road, Newark, Delaware 19713. Mr. Austin McChord, our director, does not possess voting or dispositive power over, or any pecuniary interest in, the shares held by these trusts.

(3)	Includes 31,310 shares that may be acquired within 60 days upon the exercise of vested options.
(4)	Includes 26,318 shares that may be acquired within 60 days upon the exercise of vested options.
(5)	Includes 57,628 shares that may be acquired within 60 days upon the exercise of vested options.

PROPOSAL 2 – ADVISORY VOTE REGARDING RETENTION OF THE CLASSIFIED STRUCTURE OF OUR BOARD

Background of the Proposal

In accordance with our Certificate, and as permitted under the DGCL, our Board is divided into three classes. Our current classified Board structure has been in place since our IPO. At each annual meeting of shareholders, commencing with this 2021 Annual Meeting, each director within the relevant class is elected to serve a term of three years, with each director’s term expiring at the third succeeding annual meeting of shareholders held after the director’s election. The directors designated as Class I have terms expiring at the 2021 Annual Meeting; the directors designated as Class II have terms expiring at the 2022 annual meeting of shareholders; and the directors designated as Class III have terms expiring at the 2023 annual meeting of shareholders.

At the time of our IPO, the Board believed that a classified Board structure was an important piece of the Company’s governance structure in order to promote continuity and stability, and was in the best interests of the Company and its shareholders. The Board also believed that the classified Board structure would protect the Company against unfair or abusive takeover practices following the IPO and, given the nature of the Company (as discussed in more detail below), protect the long-term value of the Company. At the same time, the Board recognized that some investors may view classified boards as having the effect of reducing the accountability of directors to shareholders because classified boards limit the ability of shareholders to elect all directors on an annual basis. Accordingly, at this Annual Meeting, the Company is asking our shareholders to vote, on an advisory basis, on whether to retain the classified Board structure.

If this proposal is approved by the holders of a majority of shares of the Company’s common stock voting on the proposal at the Annual Meeting, then the Company will retain a classified Board. However, if a majority of shares of the Company’s common stock voting on the proposal at the Annual Meeting vote against the proposal, then this result would not by itself declassify or begin the declassification of the Board. Instead, rejection of the proposal would only advise the Board that a majority of our shareholders voting at the Annual Meeting desire to end the classified Board structure. Consistent with its fiduciary duties, if shareholders vote against this proposal, the Board will reevaluate its position with respect to our classified Board structure. This reevaluation would include considering the percentage of shareholders voting against this proposal.

If a majority of our shareholders vote against this proposal and the Board determines that the declassification of the Board is in the best interests of the Company and its shareholders, then the Board will include a proposal in the proxy statement for the 2022 annual meeting of shareholders to amend the Certificate to declassify the Board. An amendment to the Certificate must first be approved by the Board and then approved by the affirmative vote of not less than 50% of the then outstanding shares of the Company entitled to vote at a duly held meeting (or 66 2⁄3% if Vista owns, in the aggregate, less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors).

We expect that such amendment to the Certificate would provide for the phased-in elimination of the classified structure of the Board over a three-year period commencing with the 2023 annual meeting of shareholders. To comply with Delaware law, such an amendment of the Certificate would not change the unexpired three-year terms of directors elected prior to the effectiveness of the amendment (including directors elected at the 2021 and 2022 annual meetings of shareholders). This would result in the Board being fully declassified (and all Board members standing for annual elections) commencing with the 2025 annual meeting of shareholders.

If a decision were made to declassify the Board, starting at the 2023 annual meeting of shareholders, directors would be elected to one-year terms, and until their successors are duly elected and qualified. In such a scenario, beginning with the 2025 annual meeting of shareholders, the entire Board would stand for election.

Board’s Recommendation to Shareholders

The Board regularly reviews the corporate governance policies and practices of the Company to determine whether they are appropriate and will advance the Board’s and management’s goal of maximizing long-term shareholder value. As part of that review, the Board considered whether the Board’s current structure continues to be advisable. The Board evaluated both the advantages and disadvantages of maintaining a classified Board structure, and determined that the classified Board structure continues to be in the best interests of the Company and our shareholders following the IPO for the reasons set forth below:

Long-Term Strategic Perspective and Consistency with Investment Horizons. We believe that the Company’s current board structure allows its directors to develop a deeper familiarity of the Company’s business following the IPO and encourages long-term strategic thinking, which enhances long-term shareholder value. Such a long-term strategic approach is particularly critical for the Company, as our business model focuses on organic growth through internal innovation across each of our product offerings and requires significant investments in research and development projects that may take years to yield the desired results. Thus, we believe three-year terms on a staggered basis are appropriate and consistent with an investment horizon for a company such as ours, and that our shareholders are best served by director terms that reflect the long-term nature of our business.

Continuity and Stability from Institutional Knowledge. We believe that three-year terms promote continuity and foster an appropriate institutional memory among directors and a deep knowledge of the business, strategy and competitive environment. The Board believed this at the time of our IPO and continues to believe this today. Experienced directors who are knowledgeable about the Company’s fast-paced and complex business environment are a valuable resource and are better positioned to make decisions that are in the best interests of the Company and our shareholders. Staggered terms give the Company’s new directors an opportunity to gain knowledge about the Company’s business and strategy from its continuing directors. If all directors were elected annually, the Board could be composed entirely of directors who were unfamiliar with the Company and its business strategies. This could jeopardize our long-term strategies and growth plans.

Accountability to Shareholders. Under the DGCL, all our directors are required to uphold their fiduciary duties to our shareholders, regardless of how often they stand for election. Under our classified Board structure, a majority of directors will stand for election during any two-year period. The Board has implemented broad measures to ensure accountability of our directors, including the adoption of our Code of Ethics. In addition, the Board requires an annual self-assessment of the performance of the Board and its committees, which is led by the Compensation and Nominating Committee. This committee also considers the performance of each current director when determining whether or not to recommend the nomination of such director for an additional term. Additionally, any director, or the entire Board, may be removed from office if there is “cause” for removal, subject to the terms of the Certificate. As a result, Datto benefits from the stability and continuity of a classified Board structure, while retaining meaningful director accountability.

Protecting Shareholder Value in the Event of an Unsolicited Acquisition Offer. The Company’s current board structure reduces its vulnerability to potentially unfair and abusive takeover tactics and encourages potential acquirers to negotiate with the Board. We believe that the classified Board structure may improve the relative bargaining power of the Company on behalf of its shareholders by providing leverage to negotiate for higher value bids or pursue third party suitors who may be able to offer a higher value. A classified board structure does not preclude unsolicited acquisition proposals. However, by eliminating the threat of imminent removal, it allows the Board to maximize the value of a potential acquisition by giving the Company time and bargaining leverage to evaluate and negotiate the adequacy and fairness of any takeover proposal and to consider alternatives, including the continued operation of the Company’s business.

THE BOARD RECOMMENDS THAT YOU VOTE, ON AN ADVISORY BASIS, “FOR” THE RETENTION OF OUR CLASSIFIED BOARD STRUCTURE.

PROPOSAL 3 – ADVISORY VOTE REGARDING RETENTION OF THE SUPERMAJORITY VOTING STANDARDS IN OUR CHARTER AND BYLAWS

Background of the Proposal

Our Certificate and Bylaws provide that our Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our Bylaws without a shareholder vote in any matter not inconsistent with the DGCL and our Certificate. For as long as Vista beneficially owns, in the aggregate, at least 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our Bylaws by our shareholders will require the affirmative vote of a majority in voting power of the outstanding shares of our stock entitled to vote on such amendment, alteration, change, addition, rescission or repeal. At any time when Vista beneficially owns, in the aggregate, less than 50% in voting power of all outstanding shares of the stock of the Company entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our Bylaws by our shareholders will require the affirmative vote of the holders of at least 66 2⁄3% in voting power of all the then outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Our Certificate provides that at any time when Vista beneficially owns, in the aggregate, less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, the following provisions in our Certificate may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2⁄3% (as opposed to a majority threshold that would apply if Vista beneficially owns, in the aggregate, 50% or more) in voting power of all the then outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class:

•	the provision requiring a 66 2⁄3% supermajority vote for shareholders to amend our Bylaws;

•	the provisions providing for a classified board of directors (the election and term of our directors);

•	the provisions regarding resignation and removal of directors;

•	the provisions regarding entering into business combinations with interested shareholders;

•	the provisions regarding shareholder action by written consent;

•	the provisions regarding calling special meetings of shareholders;

•	the provisions regarding filling vacancies on our Board and newly created directorships;

•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director;

•	the provisions providing for the Court of Chancery of the State of Delaware as the exclusive forum for certain actions, including derivate actions and claims of breaches of fiduciary duties; and

•	the amendment provision requiring that the above provisions be amended only with a 66 2⁄3% supermajority vote.

In addition, our Certificate provides that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, at any time when Vista beneficially owns, in the aggregate, less than 40% in voting power of the stock of the Company entitled to vote generally in the election of directors, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2⁄3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

At the time of our IPO, the Board believed that the supermajority voting standards under our Certificate and Bylaws were an important piece of the Company’s governance structure to safeguard the long-term interests of the Company and its shareholders once Vista no longer holds a majority of our shares. At the same time, the Board recognized that some investors may view the supermajority voting standards as a means of blocking initiatives supported by shareholders, but blocked by a status quo management. Accordingly, at the Annual Meeting, the Company is asking our shareholders to vote, on an advisory basis, whether to retain the supermajority voting standards.

If this proposal is approved by the holders of a majority of shares of the Company’s common stock voting on the proposal at the Annual Meeting, then the Company will retain the supermajority voting standards. Conversely, if a majority of shares of the Company’s common stock voting on the proposal at the Annual Meeting vote against the proposal, then this result would not by itself remove the supermajority voting standards. Instead, rejection of the proposal would only advise the Board that a majority of our shareholders voting at the Annual Meeting desire to eliminate the supermajority voting standards. Consistent with its fiduciary duties, if shareholders vote against this proposal, the Board will reevaluate its position with respect to the retention of the supermajority voting standards. This reevaluation would include considering the percentage of shareholders voting against this proposal. An affirmative vote of not less than 50% of the then outstanding shares of the Company entitled to vote at a duly held meeting is required to amend the Certificate to remove the supermajority voting standards (or 66 2⁄3% if Vista owns, in the aggregate, less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors). If shareholders representing less than 50% of outstanding common stock reject this proposal, then the Board will likely not take additional steps to remove the supermajority voting standards.

If a majority of our shareholders vote against this proposal and the Board determines that the elimination of the supermajority voting standards are in the best interests of the Company and its shareholders, then the Board will include a proposal in the proxy statement for the 2022 annual meeting of shareholders to amend our Certificate and Bylaws to eliminate the supermajority voting standards. An amendment to the Certificate and Bylaws must first be approved by the Board and then approved by the affirmative vote of not less than 50% of the then outstanding shares of the Company entitled to vote at a duly held meeting (or 66 2⁄3% if Vista owns, in the aggregate, less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors). If such amendment were approved, the Certificate and Bylaws would be amended immediately thereafter to remove the supermajority voting standards.

Board’s Recommendation to Shareholders

The Board regularly reviews the corporate governance policies and practices of the Company to determine whether they are appropriate and will advance the Board’s and management’s goal of maximizing long-term shareholder value. As part of that review, the Board considered whether retention of the supermajority voting standards continues to be advisable. The Board evaluated both the advantages and disadvantages of maintaining the supermajority voting standards, and determined that retaining the supermajority voting standards continues to be in the best interests of the Company and our shareholders following the IPO for the following reasons:

•	the supermajority voting standards under our Certificate and Bylaws are appropriately limited with application only to extraordinary transactions and fundamental changes to corporate governance;

•

Delaware law permits supermajority voting requirements and a number of publicly-traded companies similar to ours have adopted these provisions to preserve and maximize long-term value for all shareholders;

•

the Board believes that the supermajority vote requirements protect shareholders, particularly minority shareholders, against the potentially self-interested actions of short-term investors and, without these provisions, it would be possible for a group of short-term shareholders to approve an extraordinary transaction that is not in the best interest of the Company and opposed by nearly half of the Company’s shareholders;

•

these provisions mitigate the risks presented by a group of short-term shareholders, who may (i) only own their shares as of a voting record date or may have hedged their economic exposure and (ii) act in their own self-interests to the detriment of other shareholders;

•

these supermajority voting requirements encourage potential acquirers to deal directly with the Board, which in turn enhances the Board’s ability to consider the long-term interests of all shareholders; and

•

these supermajority voting requirements protect the ability of the Board to evaluate proposed offers, to consider alternatives, and to protect shareholders against abusive tactics during a takeover process.

THE BOARD RECOMMENDS THAT YOU VOTE, ON AN ADVISORY BASIS, “FOR” THE RETENTION OF THE SUPERMAJORITY VOTING STANDARDS IN OUR CERTIFICATE AND BYLAWS.

PROPOSAL 4 – APPROVAL OF DATTO HOLDING CORP.

2021 EMPLOYEE STOCK PURCHASE PLAN

Background

We are asking shareholders to approve the Datto Holding Corp. 2021 Employee Stock Purchase Plan (the “2021 ESPP”), which the Board has approved subject to the approval of our shareholders.

We strongly believe in improving opportunities for our employees to reap the benefits of increases in our stock’s value. The ability to contribute a portion of earnings to purchase our shares would represent a key benefit for our employees. We believe that such a program improves our ability to attract, retain and incentivize our talent, and ultimately, better aligns the interests of our employees with those of our shareholders. As of March 31, 2021, we anticipate that approximately 1,520 Datto employees will be eligible to participate in the 2021 ESPP.

Summary of the 2021 ESPP

The following general description of material features of the 2021 ESPP is qualified in its entirety by reference to the provisions of the 2021 ESPP set forth in Appendix A.

Purpose and Eligibility

The 2021 ESPP is intended to assist our employees in acquiring share ownership interest in Datto, to encourage our employees to remain with Datto, and to better align their interests with those of our shareholders. The 2021 ESPP is intended to have two components: a component intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code (the “Code”) (the “423 Component”) and a component that is not intended to so qualify (the “Non-423 Component”). Except as otherwise provided, the Non-423 Component will be operated and administered in the same manner as the 423 Component, except where prohibited by law.

Our executive officers and all of our other employees who have worked at Datto for at least six months will be allowed to participate in the 2021 ESPP, provided that the administrator, in its discretion, may also exclude any or all of the following unless prohibited by applicable law, so long as, for offerings under the 423 Component, any such exclusion is applied uniformly to all employees:

•	any employee who is customarily scheduled to work 20 hours or less per week;

•	any employee whose customary employment is not more than five months in a calendar year;

•	any employee who is not employed by Datto prior to the applicable exercise date; and

•

any employee who is a highly compensated employee (within the meaning of Section 414(q) of the Code) or any highly compensated employee with compensation above a specified level, who is an officer, or who is subject to the disclosure requirements of Section 16(a) of the Exchange Act; or

•

any employee who is a citizen or resident of a jurisdiction outside the United States if the grant of the option is prohibited under the laws of the jurisdiction governing such employee or compliance with the laws of the jurisdiction would cause the Section 423 Component or any offering or option granted thereunder to violate the requirements of Section 423 of the Code.

Notwithstanding the foregoing, any employee who, after the granting of the option, would possess 5% or more of the total combined voting power or value of all classes of shares of Datto shall not be eligible. In addition, no employee shall be granted an option under the Section 423 Component which permits the employee to purchase shares under all of our “employee stock purchase plans” that would accrue at a rate which exceeds $25,000 of fair market value of our stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

Administration

The 2021 ESPP will be administered by the Compensation and Nominating Committee or its delegates, subject to applicable laws. The administrator will have full and exclusive authority to interpret the terms of the 2021 ESPP and determine eligibility, subject to the conditions of the 2021 ESPP, as described below.

Share Reserve

The maximum aggregate number of shares that may be issued pursuant to the 2021 ESPP will be equal to 3,221,541 shares. In addition, on each January 1 beginning on January 1, 2022 and ending on January 1, 2031, the aggregate number of shares reserved for issuance under the 2021 ESPP will be increased automatically by the number of shares equal to 1% of the total number of all classes of our outstanding shares of common stock on the immediately preceding December 31; except that the administrator may in its sole discretion reduce the amount of the increase in any particular year. The aggregate number of shares issued pursuant to the 423 Component over the term of this Plan will not exceed 16,000,000 shares of common stock.

Contributions and Purchases

The 2021 ESPP will permit participants to purchase common stock through contributions (in the form of payroll deductions or otherwise to the extent permitted by the administrator) of up to 15% of their eligible compensation, which includes a participant’s regular and recurring straight time gross earnings or base salary, commissions and payments for overtime and shift premiums, but excludes bonuses, equity compensation and other similar compensation. Subject to the eligibility requirements discussed above, a participant may purchase a maximum of 1,000 shares of common stock during each six-month offering period. The 2021 ESPP initially will have purchase periods of approximately 6 months in duration commencing with the first trading day after one exercise date and ending with the next exercise date, as determined by the administrator. The offering periods will start on such trading days as determined by the administrator prior to each such offering period. The administrator may, in its discretion, modify the terms of future purchase periods and offering periods, provided that no offering period may be longer than 27 months.

Amounts contributed and accumulated by the participant during any offering period will be used to purchase shares of our common stock at the end of each six-month purchase period. The purchase price of the shares will be 85% of the lower of the fair market value of our common stock on the first trading day of the offering period or on the last trading day of the offering period.

Withdrawal and Termination of Participation

A participant may withdraw from the 2021 ESPP voluntarily at any time by filing a notice of withdrawal prior to the close of business on the date established by the administrator. A participant will be deemed to have elected to withdraw from the plan upon the termination of the participant’s employment for any reason or in the event the participant is no longer eligible to participate in the 2021 ESPP.

Restriction on Transfers

A participant may not transfer rights granted under the 2021 ESPP other than by will, the laws of descent and distribution or as otherwise provided under the 2021 ESPP.

Adjustments

In the event of certain changes in our capitalization, to prevent dilution or enlargement of the benefits or potential benefits available under the 2021 ESPP, the administrator will make adjustments, as it may deem equitable, to the number and class of shares that may be delivered, the applicable purchase price for shares, and/or the numerical share limits, pursuant to the 2021 ESPP.

Dissolution or Liquidation

In the event of our proposed liquidation or dissolution, any offering period then in progress will be shortened by setting a new exercise date, and will terminate immediately prior to such liquidation or dissolution unless otherwise determined by the administrator. The administrator will notify participants of the new exercise date in writing or electronically, at which time any participant’s purchase rights will be automatically exercised, unless the participant has earlier withdrawn from the offering period.

Certain Transactions

In the event of a merger, consolidation or similar transaction, an acquiring or successor corporation may assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding option, the offering period then in progress will be shortened by setting a new exercise date. The administrator will notify each participant in writing or electronically that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period. Notwithstanding any other provision to the contrary, the 2021 ESPP will be automatically terminated following a change in control (as defined in the 2020 Plan).

Summary of Material U.S. Federal Income Tax Considerations

Section 423 Component

The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the 2021 ESPP under the 423 Component. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

The rights of participants to make purchases under the 2021 ESPP are intended to qualify under the provisions of Section 423 of the Code. Assuming such qualification, no income will be taxable to a participant until the sale or other disposition of shares purchased under the 2021 ESPP. Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the holding period of such shares prior to disposing of them.

If the shares are sold or disposed of more than two years from the first day of the offering period during which the shares were purchased and more than one year from the date of purchase, or if the participant dies while holding the shares, the participant (or his or her estate) will recognize ordinary income generally measured as the lesser of (i) the excess of the fair market value of the shares at the time such sale or disposition over the purchase price of such shares or (ii) an amount equal to 15% of the fair market value of the shares on the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are held for at least the holding periods described above but are sold for a price that is less than the purchase price, there will be no ordinary income and the difference will be a long-term capital loss. We will not be entitled to an income tax deduction with respect to the grant or exercise of a right to purchase our shares, or the sale of such shares by a participant, where such participant holds such shares for at least the holding periods described above.

Any sale or other disposition of shares before the expiration of the holding periods described above will be a “disqualifying disposition,” and the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price, and we will be entitled to an income tax deduction for such ordinary income. Any additional gain or loss on such sale or disposition will be a long-term or short-term capital gain or loss, depending on the holding period following the date the shares were purchased by the participant prior to such sale or disposition, and we will not be entitled to an income tax deduction for any such capital gain.

Non-423 Component

The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the 2021 ESPP under the Non-423 Component. Rights granted under the Non- 423 Component are not intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an “employee stock purchase plan” that qualifies under provisions of Section 423 of the Code. Under this component, a participant will have compensation income equal to the value of the shares at the time of purchase, less the purchase price. When a participant sells shares purchased under the ESPP, he or she also will have a capital gain or loss equal to the difference between the sales proceeds and the value of shares at the time of purchase. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.

Any compensation income that a participant receives upon sale of shares that he or she purchased under the Non-423 Component is subject to withholding for income, Medicare and social security taxes, as applicable.

New Plan Benefits

Participation in the ESPP is voluntary and each eligible employee will make his or her own decision whether and to what extent to participate in the ESPP. It is therefore not possible to determine the benefits or amounts that will be received in the future by individual employees or groups of employees under the ESPP.

Other Information

The 2021 ESPP was approved by the Board on April 14, 2021, subject to shareholder approval. If approved by our shareholders, the 2021 ESPP will be effective April 14, 2021. The administrator may at any time amend, suspend or terminate the 2021 ESPP, provided that, subject to certain exceptions described in the 2021 ESPP, no such action may adversely affect any outstanding rights to purchase stock. The 2021 ESPP will continue in effect unless earlier terminated by the administrator.

Recommendation of the Board

Datto’s Board unanimously recommends that shareholders vote “FOR” the approval of the Datto Holding Corp. Employee Stock Purchase Plan.

THE BOARD RECOMMENDS THAT

YOU VOTE “FOR” THE APPROVAL OF THE DATTO HOLDING CORP.

2021 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL 5 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021. Services provided to the Company and its subsidiaries by Ernst & Young LLP for the years ended December 31, 2020 and December 31, 2019 are described below and under “Audit Committee Report.”

Fees and Services

The following table summarizes the aggregate fees for professional audit services and other services rendered by Ernst & Young LLP for the years ended December 31, 2020 and 2019:

	2020	2019
Audit Fees(1)	$1,934,000	$1,885,000
Audit-Related Fees(2)	$119,000	—
Tax Services(3)	$116,252	$158,093
All Other Fees(4)	$4,000	—

(1)	Audit fees includes fees related to Datto’s IPO of $700,000 and $845,000 for the years ended December 31, 2020 and 2019, respectively.
(2)	Audit-related fees includes fees related to diligence of acquisition targets.
(3)	Tax services includes fees primarily related to transfer pricing and tax-related consultations.
(4)	All other fees includes fees related to the annual license to access Ernst & Young’s portal.

In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and Datto management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

The Audit Committee has adopted a policy that requires advance approval of all audit services as well as non-audit services to the extent required by the Exchange Act and the Sarbanes-Oxley Act of 2002. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it.

The Audit Committee approved all services provided by Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.

Ratification of the appointment of Ernst & Young LLP requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. If Datto’s shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in Datto’s best interests to do so.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2021.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process on behalf of the Board. The Audit Committee is composed of three directors, including two independent directors (as defined by the NYSE listing guidelines), and since its formation in connection with our IPO in October 2020, met once in 2020. Our Audit Committee operates under a written charter, which is posted on our website at https://investors.datto.com. As provided in the Certificate, the Audit Committee’s oversight responsibilities include monitoring the integrity of our financial statements (including reviewing financial information, the systems of internal controls, the audit process, and the independence and performance of our internal audit function and independent registered public accounting firm) and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee:

•	reviewed and discussed the audited financial statements for the year ended December 31, 2020 with our management;

•

discussed with our independent auditors, Ernst & Young LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and

•

received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020.

Respectfully submitted by:

Adrian Dillon, Chair

Marc Brown

John Stalder

OTHER MATTERS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.

INCORPORATION BY REFERENCE

The Audit Committee Report shall not be deemed soliciting material or filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes website addresses, which are intended to provide inactive, textual references only. The information on these websites is not part of this document.

AVAILABILITY OF SEC FILINGS, CODE OF ETHICS AND COMMITTEE CHARTERS

Copies of our reports on Forms 10-K, 10-Q, 8-K and all amendments to those reports filed with the SEC, and our Code of Ethics, Corporate Governance Guidelines and the charters of the Audit Committee and Compensation and Nominating Committee, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through our website, https://investors.datto.com, or may be requested in print, at no cost, by email at ir@datto.com or by mail at Datto Holding Corp., 101 Merritt 7, Norwalk, CT 06851, Attention: Investor Relations.

WHERE TO FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. Our website address is https://investors.datto.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, as amended, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.

COST OF PROXY SOLICITATION

Datto is paying the expenses of this solicitation. Datto will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the Record Date by such persons, and Datto will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers and other employees of Datto may solicit proxies in person or by telephone, facsimile, email or other similar means.

APPENDIX A

DATTO HOLDING CORP.

2021 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I

PURPOSE

The Plan’s purpose is to assist employees of the Company and its Designated Companies in acquiring a share ownership interest in the Company, and to help such employees provide for their future security and to encourage them to remain in the employment of the Company and its Subsidiaries and Affiliates.

The Plan consists of two components: the Section 423 Component and the Non-Section 423 Component. The Section 423 Component is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of Options under the Non-Section 423 Component, which need not qualify as Options granted pursuant to an “employee stock purchase plan” under Section 423 of the Code; such Options granted under the Non-Section 423 Component shall be granted pursuant to separate Offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the Administrator and designed to achieve tax, securities laws or other objectives for Eligible Employees and the Designated Companies in locations outside of the United States. Except as otherwise provided herein or determined by the Administrator, the Non-Section 423 Component will operate and be administered in the same manner as the Section 423 Component. Offerings intended to be made under the Non-Section 423 Component will be designated as such by the Administrator at or prior to the time of such Offering.

For purposes of this Plan, the Administrator may designate separate Offerings under the Plan, the terms of which need not be identical, in which Eligible Employees will participate, even if the dates of the applicable Offering Period(s) in each such Offering is identical, provided that the terms of participation are the same within each separate Offering under the Section 423 Component as determined under Section 423 of the Code. Solely by way of example and without limiting the foregoing, the Company could, but shall not be required to, provide for simultaneous Offerings under the Section 423 Component and the Non-Section 423 Component of the Plan.

ARTICLE II

DEFINITIONS

As used in the Plan, the following words and phrases have the meanings specified below, unless the context clearly indicates otherwise:

2.1 “Administrator” means the Committee, or such individuals to which authority to administer the Plan has been delegated under Section 7.1 hereof.

2.2 “Affiliate” means a corporation or other entity controlled by, controlling, or under control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such person, whether through the ownership of voting or other securities, by contract or otherwise.

2.3 “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to the Plan.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Change in Control” has the meaning set forth in the Company’s 2020 Omnibus Incentive Plan.

2.6 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. Any reference to any section of the Code shall also be a reference to any successor provision and any guidance and treasury regulation promulgated thereunder.

2.7 “Committee” means the Compensation and Nominating Committee of the Board.

2.8 “Common Stock” means the common stock, USD 0.001 par value per share, of the Company.

2.9 “Company” means Datto Holding Corp., a Delaware corporation, and its successors by operation of law.

2.10 “Compensation” of an Employee means the regular straight-time earnings or base salary, commissions and payments received for overtime and shift premiums received by such Employee as compensation for services to the Company or any Designated Company, determined before giving effect to any salary reduction agreement pursuant to (a) a qualified cash or deferred arrangement (within the meaning of Section 401(k) of the Code), or (b) a cafeteria plan (within the meaning of Section 125 of the Code). Compensation shall exclude any annual incentive compensation or other payments made under any bonus program, vacation pay, holiday pay, jury duty pay, funeral leave pay, military leave pay, education or tuition reimbursements, travel expenses, business and moving reimbursements, imputed income arising under any group insurance or benefit program, income received in connection with any share options, share appreciation rights, restricted shares, restricted share units or other compensatory equity awards, fringe benefits, other special or one-time payments (e.g., retention or sign-on bonuses) and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established. The Administrator, in its discretion, may establish a different definition of Compensation for an Offering, which for the Section 423 Component shall apply on a uniform and nondiscriminatory basis. Further, the Administrator will have discretion to determine the application of this definition to Eligible Employees outside the United States.

2.11 “Designated Company” means each Affiliate and Subsidiary, including any Affiliate and Subsidiary in existence on the Effective Date and any Affiliate and Subsidiary formed or acquired following the Effective Date, that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan, in accordance with Section 7.2 hereof, such designation to specify whether such participation is in the Section 423 Component or Non-Section 423 Component. A Designated Company may participate in either the Section 423 Component or Non-Section 423 Component, but not both. Notwithstanding the foregoing, if any Affiliate or Subsidiary is disregarded for U.S. federal income tax purposes in respect of the Company or any Designated Company participating in the Section 423 Component, then such disregarded Affiliate or Subsidiary shall automatically be a Designated Company participating in the Section 423 Component. If any Affiliate or Subsidiary is disregarded for U.S. federal income tax purposes in respect of any Designated Company participating in the Non-Section 423 Component, the Administrator may exclude such Affiliate or Subsidiary from participating in the Plan, notwithstanding that the Designated Company in respect of which such Affiliate or Subsidiary is disregarded may participate in the Plan.

2.12 “Effective Date” means the date the Plan is adopted by the Board, subject to approval of the Company’s shareholders.

2.13 “Eligible Employee” means any Employee of the Company or a Designated Company who has completed at least six (6) months of continuous service with the Company. The Administrator, in its discretion, may also exclude any or all of the following unless prohibited by applicable law, Employees:

(a) who are customarily scheduled to work 20 hours or less per week;

(b) whose customary employment is not more than five months in a calendar year;

(c) who are not employed by the Company or a Designated Company prior to the applicable Enrollment Date occurs; and

(d) any Employee who is a “highly compensated employee” of the Company or any Designated Company (within the meaning of Section 414(q) of the Code), or that is such a “highly compensated employee” (A) with compensation above a specified level, (B) who is an officer or (C) who is subject to the disclosure requirements of Section 16(a) of the Exchange Act; or

(e) any Employee who is a citizen or resident of a jurisdiction outside the United States (without regard to whether they are also a citizen of the United States or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) if either (A) the grant of the Option is prohibited under the laws of the jurisdiction governing such Employee, or (B) compliance with the laws of the jurisdiction would cause the Section 423 Component, any Offering thereunder or an Option granted thereunder to violate the requirements of Section 423 of the Code; provided that any exclusion shall be applied in an identical manner under each Offering to all Employees in accordance with Treas. Reg. § 1.423-2(e).

Notwithstanding the foregoing, any Employee who, after the granting of the Option, would be deemed for purposes of Section 423(b)(3) of the Code to possess 5% or more of the total combined voting power or value of all classes of shares of the Company or any Subsidiary shall not be an Eligible Employee. For purposes of the preceding sentence, the rules of Section 424(d) of the Code with regard to the attribution of share ownership shall apply in determining the share ownership of an individual, and shares which an Employee may purchase under outstanding options shall be treated as shares owned by the Employee.

Further, with respect to the Non-Section 423 Component, (a) the Administrator may limit eligibility further within a Designated Company so as to only designate some Employees of a Designated Company as Eligible Employees, and (b) to the extent any restrictions in this definition are not consistent with applicable local laws, the applicable local laws shall control.

2.14 “Employee” means any person who renders services to the Company or a Designated Company in the status of an employee within the meaning of Section 3401(c) of the Code. “Employee” shall not include any director of the Company or a Designated Company who does not render services to the Company or a Designated Company in the status of an employee within the meaning of Section 3401(c) of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or a Designated Company and meeting the requirements of Treas. Reg. § 1.421-1(h)(2). Where the period of leave exceeds three months, or such other period specified in Treas. Reg. § 1.421-1(h)(2), and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three (3)-month period, or such other period specified in Treas. Reg. § 1.421-1(h)(2).

2.15 “Enrollment Date” means the first date of each Offering Period.

2.16 “Exercise Date” means the last day of each Purchase Period, except as provided in Section 5.2 hereof.

2.17 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

2.18 “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(a) If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange or Nasdaq Stock Market), (ii) listed on any national market system or (iii) listed, quoted or traded on any automated quotation system, the Fair Market Value of a Share shall be the closing sales price for a

Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, the Fair Market Value of a Share shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, the Fair Market Value of a Share shall be established by the Administrator in good faith.

2.19 “Grant Date” means the first day of an Offering Period.

2.20 “New Exercise Date” has the meaning set forth in Section 5.2(b) hereof.

2.21 “Non-Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case, pursuant to which Options may be granted to Eligible Employees that need not satisfy the requirements for Options granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.

2.22 “Offering” means an offer under the Plan of an Option that may be exercised during an Offering Period as further described in Article 4 hereof. Unless otherwise specified by the Administrator, each Offering to the Eligible Employees shall be deemed a separate Offering, even if the dates and other terms of the applicable Purchase Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Treas. Reg. § 1.423-2(a)(1), the terms of each separate Offering under the Section 423 Component need not be identical, provided that the terms of the Section 423 Component and an Offering thereunder together satisfy Treas. Reg. § 1.423-2(a)(2) and (a)(3).

2.23 “Offering Period” means the periods of approximately six (6) months during which Options shall be granted to Participants, commencing on such Trading Day as designated by the Administrator and terminating on a Trading Day approximately six (6) months later, each as determined by the Administrator in its sole discretion. The duration and timing of Offering Periods may be established or changed by the Administrator at any time, in its sole discretion and may consist of one or more Purchase Periods. Notwithstanding the foregoing, in no event may an Offering Period exceed 27 months.

2.24 “Option” means the right to purchase Shares pursuant to the Plan during each Offering Period.

2.25 “Option Price” means the purchase price of a Share hereunder as provided in Section 4.2 hereof.

2.26 “Parent” means any entity that is a parent corporation of the Company within the meaning of Section 424 of the Code.

2.27 “Participant” means any Eligible Employee who elects to participate in the Plan.

2.28 “Payday” means the regular and recurring established day for payment of Compensation to an Employee.

2.29 “Plan” means this Employee Stock Purchase Plan, including both the Section 423 Component and Non-Section 423 Component and any other sub-plans or appendices hereto, as amended from time to time.

2.30 “Plan Account” means a bookkeeping account established and maintained by the Company in the name of each Participant.

2.31 “Purchase Period” means the period commencing on the first Trading Day of each Offering Period and terminating on the last Trading Day of each Offering Period, as determined by the Administrator in its sole discretion. The duration and timing of Purchase Periods may be established or changed by the Administrator at any time, in its sole discretion. Notwithstanding the foregoing, in no event may a Purchase Period exceed the duration of the Offering Period under which it is established.

2.32 “Section 409A” means the nonqualified deferred compensation rules under Section 409A of the Code and any applicable treasury regulations and other official guidance thereunder.

2.33 “Section 423 Component” means those Offerings under the Plan that are intended to meet the requirements under Section 423(b) of the Code.

2.34 “Shares” means shares of Common Stock.

2.35 “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

2.36 “Tax-Related Items” means any U.S. and non-U.S. federal, provincial, state and/or local taxes (including, without limitation, income tax, social insurance contributions, fringe benefit tax, employment tax, stamp tax and any employer tax liability which has been transferred to a Participant) for which a Participant is liable in connection with his or her participation in the Plan.

2.37 “Treas. Reg.” means U.S. Department of the Treasury regulations.

2.38 “Withdrawal Election” has the meaning set forth in Section 6.1(a) hereof.

ARTICLE III

PARTICIPATION

3.1 Eligibility.

(a) Any Eligible Employee who is employed by the Company or a Designated Company on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of Articles 4 and 5 hereof, and, for the Section 423 Component, the limitations imposed by Section 423(b) of the Code.

(b) No Eligible Employee shall be granted an Option under the Section 423 Component which permits the Participant’s rights to purchase Shares under the Plan, and to purchase shares under all other employee stock purchase plans of the Company, any Parent or any Subsidiary subject to Section 423 of the Code, to accrue at a rate which exceeds USD 25,000 of fair market value of such shares (determined at the time such Option is granted) for each calendar year in which such Option is outstanding at any time. The limitation under this Section 3.1(b) shall be applied in accordance with Section 423(b)(8) of the Code.

3.2 Election to Participate; Payroll Deductions.

(a) Each individual who is an Eligible Employee as of an Offering Period’s Enrollment Date may elect to participate in such Offering Period and the Plan by delivering to the Company or an Agent designated by the Company an enrollment form including a payroll deduction authorization (which may be in an electronic format or such other method as determined by the Company in accordance with the Company’s practices) (a “Participation Election”) no later than the period of time prior to the applicable Enrollment Date determined by the Administrator, in its sole discretion. Except as provided in Section 3.2(e) hereof, an Eligible Employee may participate in the Plan only by means of payroll deduction.

(b) Subject to Section 3.1(b) hereof and except as may otherwise be determined by the Administrator, payroll deductions (i) shall equal at least 1% of the Participant’s Compensation as of each Payday of the Offering Period following the Enrollment Date, but not more than 15% of the Participant’s Compensation as of each Payday of the Offering Period following the Enrollment Date; and (ii) shall be expressed as a whole number percentage. Subject to Section 3.2(e) hereof, amounts deducted from a Participant’s Compensation with respect to an Offering Period pursuant to this Section 3.2 shall be deducted each Payday through payroll deduction and credited to the Participant’s Plan Account.

(c) Unless otherwise determined by the Administrator, following at least one payroll deduction, a Participant may increase or decrease the percentage of Compensation or the fixed dollar amount designated in his or her enrollment form, subject to the limits of this Section 3.2, or may suspend his or her payroll deductions, at any time during an Offering Period; provided, however, that the Administrator may limit the number of changes a Participant may make to his or her payroll deduction elections during each Offering Period in the applicable Offering (and in the absence of any specific designation by the Administrator, a Participant shall only be allowed to decrease his or her payroll deduction election one time during each Offering Period and shall not be permitted to increase his or her payroll deduction at any time during an Offering Period). Any such change or suspension of payroll deductions shall be effective with the first full payroll period following ten business days after the Company’s receipt of the new enrollment form (or such shorter or longer period as may be specified by the Administrator in the applicable Offering). In the event a Participant suspends his or her payroll deductions, such Participant’s cumulative payroll deductions prior to the suspension shall remain in his or her account and shall be applied to the purchase of Shares on the next occurring Exercise Date and shall not be paid to such Participant unless he or she withdraws from participation in the Plan pursuant to Section 6.1.

(d) Upon the completion of an Offering Period, each Participant in such Offering Period shall automatically participate in the immediately following Offering Period at the same payroll deduction percentage as in effect at the termination of such Offering Period, unless such Participant delivers to the Company or an Agent designated by the Company a different Participation Election with respect to the successive Offering Period in accordance with Section 3.2(a) hereof, or unless such Participant becomes ineligible for participation in the Plan.

(e) Notwithstanding any other provisions of the Plan to the contrary, in non-U.S. jurisdictions where participation in the Plan through payroll deductions is prohibited or otherwise problematic under applicable local laws (as determined by the Administrator in its sole discretion), the Administrator may provide that an Eligible Employee may elect to participate through contributions to the Participant’s Plan Account in a form acceptable to the Administrator in lieu of or in addition to payroll deductions; provided, however, that, for any Offering under the Section 423 Component, the Administrator must determine that any alternative method of contribution is applied on an equal and uniform basis to all Eligible Employees in the Offering. Any reference to “payroll deductions” in this Section 3.2 (or in any other section of the Plan) will similarly cover contributions by other means made pursuant to this Section 3.2(e).

ARTICLE IV

PURCHASE OF SHARES

4.1 Grant of Option. The Company may make one or more Offerings under the Plan, which may be successive or overlapping with one another, until the earlier of: (i) the date on which all Shares available under the Plan have been purchased or (ii) the date on which the Plan is suspended or terminates. No Offering shall commence prior to the date on which the Company’s registration statement on Form S-8 is filed with the U.S.

Securities and Exchange Commission in respect of the Plan. The Administrator shall designate the terms and conditions of each Offering in writing, including without limitation, the Offering Period and the Purchase Periods. Each Participant shall be granted an Option with respect to an Offering Period on the applicable Grant Date. Subject to the limitations of Section 3.1(b) hereof, the number of Shares subject to a Participant’s Option shall be determined by dividing (a) such Participant’s payroll deductions accumulated prior to an Exercise Date and retained in the Participant’s Plan Account on such Exercise Date by (b) the applicable Option Price; provided that in no event shall a Participant be permitted to purchase during each Offering Period more than 1,000 shares of Common Stock (subject to any adjustment pursuant to Section 5.2 hereof). The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of Shares that a Participant may purchase during any Purchase Periods under such future Offering Periods. Each Option shall expire on the last Exercise Date for the applicable Offering Period immediately after the automatic exercise of the Option in accordance with Section 4.3 hereof, unless such Option terminates earlier in accordance with Article 6 hereof.

4.2 Option Price. The Option Price shall equal 85% of the lesser of the Fair Market Value of a Share on (a) the applicable Grant Date, (b) the first day of the applicable Offering Period, and (c) the applicable Exercise Date, or such other price designated by the Administrator.

4.3 Purchase of Shares.

(a) On each Exercise Date for an Offering Period, each Participant shall automatically and without any action on such Participant’s part be deemed to have exercised the Participant’s Option to purchase at the applicable Option Price the largest number of whole Shares which can be purchased with the amount in the Participant’s Plan Account, subject to the limitations set forth in the Plan. Unless otherwise determined by the Administrator in advance of an Offering or in accordance with applicable law, any balance that is remaining in the Participant’s Plan Account (after exercise of such Participant’s Option) as of the Exercise Date shall be carried forward into the next Offering Period, unless the Participant has properly elected to withdraw from the Plan, has ceased to be an Eligible Employee or with respect to the maximum limitations set forth in Section 3.1(b) and Section 4.1. Any balance not carried forward to the next Offering Period in accordance with the prior sentence shall promptly be refunded as soon as administratively practicable to the applicable Participant.

(b) As soon as practicable following each Exercise Date, the number of Shares purchased by such Participant pursuant to Section 4.3(a) hereof shall be delivered (either in share certificate or book entry form), in the Company’s sole discretion, to either (i) the Participant or (ii) an account established in the Participant’s name at a stock brokerage or other financial services firm designated by the Company. The Company may require that shares be retained with such brokerage or firm for a designated period of time and/or may establish procedures to permit tracking of disqualifying dispositions of such shares.

4.4 Transferability of Rights. An Option granted under the Plan shall not be transferable, other than by will or the applicable laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. No option or interest or right to the Option shall be available to pay off any debts, contracts or engagements of the Participant or the Participant’s successors in interest or shall be subject to disposition by pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempt at disposition of the Option shall have no effect.

ARTICLE V

PROVISIONS RELATING TO COMMON STOCK

5.1 Shares Reserved. Subject to adjustment as provided in Section 5.2 hereof, the aggregate number of Shares that may be issued pursuant to rights granted under the Plan shall be the sum of (a) 3,221,541 Shares and

(b) an annual increase on the first day of each year beginning on January 1, 2022 and annually thereafter ending in 2031 equal to the lesser of (i) 1% of all classes of the Company’s shares outstanding on the last day of the immediately preceding calendar year and (ii) such smaller number of shares as may be determined by the Board; provided, however, no more than 16,000,000 Shares may be issued in total under the 423 Component of the Plan. Shares made available for sale under the Plan may be authorized but unissued shares or treasury Shares. If any right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such right shall again become available for issuance under the Plan.

5.2 Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Shares which have been authorized for issuance under the Plan but not yet placed under Option, as well as the price per share and the number of Shares covered by each Option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a share split, reverse share split, share dividend, combination, amalgamation, consolidation, reorganization, arrangement or reclassification of the Shares, or any other increase or decrease in the number Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Shares subject to an Option.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Periods then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each Participant in writing, at least ten business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 6.1 hereof or the Participant has ceased to be an Eligible Employee as provided in Section 6.2 hereof.

(c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding Option shall be assumed or an equivalent Option substituted by the successor corporation or a parent or subsidiary of the successor corporation. If the successor corporation refuses to assume or substitute for the Option, any Offering Periods then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Administrator shall notify each Participant in writing, at least ten business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 6.1 hereof or the Participant has ceased to be an Eligible Employee as provided in Section 6.2 hereof.

5.3 Insufficient Shares. If the Administrator determines that, on a given Exercise Date, the number of Shares with respect to which Options are to be exercised may exceed the number of Shares remaining available for sale under the Plan on such Exercise Date, the Administrator shall make a pro rata allocation of the Shares available for issuance on such Exercise Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising Options to purchase Shares on such Exercise Date, and unless additional shares are authorized for issuance under the Plan, no further Offering Periods shall take place and the Plan shall terminate pursuant to Section 7.5 hereof. If an Offering Period is so terminated, then the balance of the amount credited to the Participant’s Plan Account which has not been applied to the purchase of Shares shall be paid to such Participant in one lump sum in cash within 30 days after such Exercise Date, without any interest thereon (except as may be required by applicable local laws).

5.4 Rights as Shareholders. With respect to Shares subject to an Option, a Participant shall not be deemed to be a shareholder of the Company and shall not have any of the rights or privileges of a shareholder. A Participant shall have the rights and privileges of a shareholder of the Company when, but not until, the Shares have been deposited in the designated brokerage account following exercise of the Participant’s Option.

ARTICLE VI

TERMINATION OF PARTICIPATION

6.1 Cessation of Contributions; Voluntary Withdrawal.

(a) A Participant may cease payroll deductions during an Offering Period and elect to withdraw from the Plan by delivering written notice of such election to the Company or an Agent designated by the Company in such form and at such time prior to the Exercise Date for such Offering Period as may be established by the Administrator (a “Withdrawal Election”). In the event a Participant elects to withdraw from the Plan, amounts then credited to such Participant’s Plan Account shall be returned to the Participant in one lump-sum payment in cash within 30 days after such election is received by the Company, without any interest thereon (except as may be required by applicable local laws), and the Participant shall cease to participate in the Plan and the Participant’s Option for such Offering Period shall terminate upon receipt of the Withdrawal Election.

(b) A Participant’s withdrawal from the Plan shall not have any effect upon the Participant’s eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.

(c) A Participant who ceases contributions to the Plan during any Offering Period shall not be permitted to resume contributions to the Plan during that Offering Period.

6.2 Termination of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, such Participant’s Option for the applicable Offering Period shall automatically terminate, the Participant shall be deemed to have elected to withdraw from the Plan, and any balance on such Participant’s Plan Account shall be paid to such Participant or, in the case of the Participant’s death, to the person or persons entitled thereto pursuant to applicable law, within 30 days after such cessation of being an Eligible Employee, without any interest thereon (except as may be required by applicable local laws). If a Participant transfers employment from the Company or any Designated Company participating in the Section 423 Component to any Designated Company participating in the Non-Section 423 Component, such transfer shall not be treated as a termination of employment, but the Participant shall immediately cease to participate in the Section 423 Component; however, any contributions made for the Offering Period in which such transfer occurs shall be transferred to the Non-Section 423 Component, and such Participant shall immediately join the then-current Offering under the Non-Section 423 Component upon the same terms and conditions in effect for the Participant’s participation in the Section 423 Component, except for such modifications otherwise applicable for Participants in such Offering. A Participant who transfers employment from any Designated Company participating in the Non-Section 423 Component to the Company or any Designated Company participating in the Section 423 Component shall not be treated as terminating the Participant’s employment and shall remain a Participant in the Non-Section 423 Component until the earlier of (i) the end of the current Offering Period under the Non-Section 423 Component, or (ii) the Enrollment Date of the first Offering Period in which the Participant is eligible to participate following such transfer. Notwithstanding the foregoing, the Administrator may establish different rules to govern transfers of employment between companies participating in the Section 423 Component and the Non-Section 423 Component, consistent with the applicable requirements of Section 423 of the Code.

ARTICLE VII

GENERAL PROVISIONS

7.1 Administration.

(a) The Plan shall be administered by the Committee, which shall be composed of members of the Board. The Committee may delegate administrative tasks under the Plan to the services of an Agent or Employees to assist in the administration of the Plan, including without limitation, determining the Designated Companies participating in the Plan, establishing and maintaining an individual securities account under the Plan for each Participant, determining enrollment and withdrawal deadlines and determining exchange rates. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan.

(b) It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To establish and terminate Offerings;

(ii) To determine when and how Options shall be granted and the provisions and terms of each Offering (which need not be identical);

(iii) To select Designated Companies in accordance with Section 7.2 hereof; and

(iv) To construe and interpret the Plan, the terms of any Offering and the terms of the Options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, any Offering or any Option, in a manner and to the extent it shall deem necessary or expedient to administer the Plan, subject to Section 423 of the Code for the Section 423 Component.

(c) The Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures, provided that the adoption and implementation of any such rules and/or procedures would not cause the Section 423 Component to be in noncompliance with Section 423 of the Code. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding handling of participation elections, payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of share certificates which vary with local requirements.

(d) The Administrator may adopt sub-plans applicable to particular Designated Companies or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 5.1 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

(e) All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company. The Administrator may employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Administrator, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Board or Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Options, and all members of the Board or Administrator shall be fully protected by the Company in respect to any such action, determination, or interpretation. Any and all risks resulting from any market fluctuations or conditions of any nature and affecting the price of Shares are assumed by the Participant.

7.2 Designation of Affiliates and Subsidiaries. The Administrator shall designate from time to time the Affiliates and Subsidiaries that shall constitute Designated Companies, and determine whether such Designated Companies shall participate in the Section 423 Component or Non-Section 423 Component; provided, however, that an Affiliate that does not also qualify as a Subsidiary may be designated only as participating in the Non-Section 423 Component. The Administrator may designate an Affiliate or Subsidiary, or terminate the designation of an Affiliate or Subsidiary, without the approval of the shareholders of the Company.

7.3 Reports. Individual accounts shall be maintained for each Participant in the Plan. Statements of Plan Accounts shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Option Price, the number of shares purchased and the remaining cash balance, if any.

7.4 No Right to Employment. Nothing in the Plan shall be construed to give any person (including any Participant) the right to remain in the employ of the Company, a Parent, a Subsidiary or an Affiliate or to affect the right of the Company, any Parent, any Subsidiary or any Affiliate to terminate the employment of any person (including any Participant) at any time, with or without cause, which right is expressly reserved.

7.5 Amendment and Termination of the Plan.

(a) The Board may, in its sole discretion, amend, suspend or terminate the Plan at any time and from time to time. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision), with respect to the Section 423 Component, or any other applicable law, regulation or stock exchange rule, the Company shall obtain shareholder approval of any such amendment to the Plan in such a manner and to such a degree as required by Section 423 of the Code or such other law, regulation or rule.

(b) If the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may in its discretion modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) altering the Option Price for any Offering Period including an Offering Period underway at the time of the change in Option Price;

(ii) shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Administrator action; and

(iii) allocating Shares.

Such modifications or amendments shall not require shareholder approval or the consent of any Participant.

(c) Notwithstanding any other provision in the Plan to the contrary, the Plan shall be automatically terminated following a Change in Control.

(d) Upon termination of the Plan, the balance in each Participant’s Plan Account shall be refunded as soon as practicable after such termination, without any interest thereon (except as may be required by applicable local laws).

7.6 Use of Funds; No Interest Paid. All funds received by the Company by reason of purchase of shares of Shares under the Plan shall be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose (except as may be required by applicable local laws). No interest shall be paid to any Participant or credited under the Plan (except as may be required by applicable local laws).

7.7 Term; Approval by Shareholders. No Option may be granted during any period of suspension of the Plan or after termination of the Plan. The Plan shall be submitted for the approval of the Company’s shareholders within 12 months after the date of the Board’s initial adoption of the Plan. Options may be granted prior to such shareholder approval; provided, however, that such Options shall not be exercisable prior to the time when the Plan is approved by the shareholders; provided, further that if such approval has not been obtained by the end of the 12-month period, all Options previously granted under the Plan shall thereupon terminate and be canceled and become null and void without being exercised.

7.8 Effect Upon Other Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, any Parent, any Subsidiary or any Affiliate. Nothing in the Plan shall be construed to limit the right of the Company, any Parent, any Subsidiary or any Affiliate (a) to establish any other forms of incentives or compensation for employees of the Company or any Parent, any Subsidiary or any Affiliate, or (b) to grant or assume Options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, amalgamation, combination, arrangement, consolidation or otherwise, of the business, shares or assets of any corporation, firm or association.

7.9 Conformity to Securities Laws. Notwithstanding any other provision of the Plan, the Plan and the participation in the Plan by any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemption rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

7.10 Notice of Disposition of Shares. Each Participant shall give the Company prompt notice of any disposition or other transfer of any Shares, acquired pursuant to the exercise of an Option granted under the Section 423 Component, if such disposition or transfer is made (a) within two years after the applicable Grant Date or (b) within one year after the transfer of such Shares to such Participant upon exercise of such Option. The Company may direct that any certificates evidencing shares acquired pursuant to the Plan refer to such requirement.

7.11 Tax Withholding. At the time of any taxable event that creates a withholding obligation for the Company or any Parent, Affiliate or Subsidiary, the Participant will make adequate provision for any Tax-Related Items. In their sole discretion, and except as otherwise determined by the Administrator, the Company or the Designated Company that employs or employed the Participant may satisfy their obligations to withhold Tax-Related Items by (a) withholding from the Participant’s wages or other compensation, (b) withholding a sufficient whole number of Shares otherwise issuable following exercise of the Option having an aggregate value sufficient to pay the Tax-Related Items required to be withheld with respect to the Option and/or shares, or (c) withholding from proceeds from the sale of Shares issued upon exercise of the Option, either through a voluntary sale or a mandatory sale arranged by the Company, or (d) any other method determined by the Administrator to be in compliance with applicable laws.

7.12 Governing Law. The Plan and all rights, agreements and obligations hereunder shall be administered, interpreted and enforced under the laws of the State of Delaware, without regard to the conflict of law rules thereof or of any other jurisdiction.

7.13 Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

7.14 Conditions to Issuance of Shares.

(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of an Option by a Participant, unless and until the Administrator has determined, with advice of counsel, that the issuance of such

Shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any securities exchange or automated quotation system on which the Shares are listed or traded, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Participant make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b) All certificates for Shares delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with U.S. and non-U.S. federal, provincial, state or local securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Administrator may place legends on any certificate or book entry evidencing Shares to reference restrictions applicable to the Shares.

(c) The Administrator shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Option, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d) Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company may, in lieu of delivering to any Participant certificates evidencing Shares issued in connection with any Option, record the issuance of Shares in the books of the Company (or, as applicable, its transfer agent or share plan administrator).

If, pursuant to this Section 7.14, the Administrator determines that Shares will not be issued to any Participant, the Company is relieved from liability to any Participant except to refund to the Participant such Participant’s Plan Account balance, without interest thereon (except as may be required by applicable local laws).

7.15 Equal Rights and Privileges. All Eligible Employees granted Options pursuant to an Offering under the Section 423 Component shall have equal rights and privileges under this Plan to the extent required under Section 423 of the Code so that the Section 423 Component qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Any provision of the Section 423 Component that is inconsistent with Section 423 of the Code shall, without further act or amendment by the Company or the Board, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code. Eligible Employees participating in the Non-Section 423 Component need not have the same rights and privileges as each other, or as Eligible Employees participating in the Section 423 Component.

7.16 Rules Particular to Specific Countries. Notwithstanding anything herein to the contrary, the terms and conditions of the Plan with respect to Participants who are tax residents of a particular non-U.S. country or who are non-U.S. nationals or employed in non-U.S. jurisdictions may be subject to an addendum to the Plan in the form of an appendix or sub-plan (which appendix or sub-plan may be designed to govern Offerings under the Section 423 Component or the Non-Section 423 Component, as determined by the Administrator). To the extent that the terms and conditions set forth in an appendix or sub-plan conflict with any provisions of the Plan, the provisions of the appendix or sub-plan shall govern. The adoption of any such appendix or sub-plan shall be pursuant to Section 7.1 above. Without limiting the foregoing, the Administrator is specifically authorized to adopt rules and procedures, with respect to Participants who are non-U.S. nationals or employed in non-U.S. jurisdictions, regarding the exclusion of particular Affiliates or Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions, provided that the adoption and implementation of any such rules and/or procedures would not cause the Section 423 Component to be in noncompliance with Section 423 of the Code.

7.17 Section 409A. The Section 423 Component of the Plan and the Options granted pursuant to Offerings thereunder are intended to be exempt from the application of Section 409A. Neither the Non-Section 423 Component nor any Option granted pursuant to an Offering thereunder is intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Section 409A. Notwithstanding any provision of the Plan to the contrary, if the Administrator determines that any Option granted under the Plan may be or become subject to Section 409A or that any provision of the Plan may cause an Option granted under the Plan to be or become subject to Section 409A, the Administrator may adopt such amendments to the Plan and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, either through compliance with the requirements of Section 409A or with an available exemption therefrom.

* * * * *

ANNUAL MEETING OF STOCKHOLDERS OF

DATTO HOLDING CORP.

May 27, 2021

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST on May 26, 2021.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

VIRTUALLY AT THE MEETING - The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet, please visit https://web.lumiagm.com/210802632 (password: datto2021) and be sure to have your control number available.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

        Please detach along perforated line and mail in the envelope provided IF  you are not voting via the Internet.

20330303300000000000 4	052721

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2, 3, 4 AND 5.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN
1. Election of Class I Directors:		2.	To approve, by an advisory vote, to retain the classified structure of the Board of Directors.	☐	☐	☐
	NOMINEES:
☐ FOR ALL NOMINEES	David Breach
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	Maneet S. Saroya John Stalder	3.	To approve, by an advisory vote, to retain the supermajority voting standards in the Company’s Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.	☐	☐	☐

☐ FOR ALL EXCEPT (See instructions below)		4.	To approve the Datto Holding Corp. Employee Stock Purchase Plan.	☐	☐	☐

		5.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 🌑		NOTE: In their discretion, the proxy holders may vote on such other business as may properly come before the meeting or any adjournment thereof.

		This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposals 2, 3, 4 and 5.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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DATTO HOLDING CORP.

Proxy for Annual Meeting of Stockholders on May 27, 2021

Solicited on Behalf of the Board of Directors

The Annual Meeting will be held live via the Internet

at https://web.lumiagm.com/210802632

The undersigned appoints Tim Weller, John Abbot and Michael Fass, or any one of them, as a proxy of the undersigned with full power of substitution to attend and vote at the Annual Meeting of Stockholders of Datto Holding Corp. to be held live via the Internet at https://web.lumiagm.com/210802632 (password: datto2021) at 11:00 a.m., Eastern Time, and any adjournment or postponement thereof, according to the number of votes the undersigned would be entitled to cast if personally present, for or against any proposal, including the election of the nominees for the Board of Directors, and any and all other business that may come before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS AND FOR ALL OTHER PROPOSALS. If any other matters properly come before the meeting that are not specifically set forth on the proxy card and in the Proxy Statement, the proxies will vote in accordance with their best judgment.

Please refer to the Proxy Statement for a discussion of the Proposals.

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